STOCK PURCHASE AND SALE AGREEMENT

BY AND AMONG

RED MILE ENTERTAINMENT, INC.,

RED MILE ENTERTAINMENT PTY LTD

IR GURUS PTY LTD,

and

NATHAN ERIC MURPHY,

MICHAEL THOMAS FEGAN,

ANDREW GEOFFREY NIERE,

CRAIG PHILIP LAUGHTON,

BEN BYRON PALMER and

IAN GEORGE CUNLIFFE

and

VOTRAINT NO. 651 PTY LTD

August 24, 2007

TABLE OF CONTENTS

1.	DEFINITIONS		2
	1.1	Definitions.	2
	1.2	Other Defined Terms.	5
	1.3	Construction.	5
2.	PURCHASE AND SALE		6
	2.1	Purchase and Sale.	6
	2.2	Purchase Price.	6
	2.3	Stage 1 of the Contemplated Transaction.	6
	2.4	Stage 2 of the Contemplated Transaction.	7
	2.5	Stage 3 of the Contemplated Transaction.	9
	2.6	Option to convert Second Cash Payment and/or Third Cash Payment to Stock	10
	2.7	The proportions of cash and Parent Common Stock.	11
		The proportions of the Purchase Price in cash and shares of Parent Common Stock which are to be paid to each of the Sellers is as follows:	11
	2.8	Value of Parent Common Stock.	12
	2.9	Consequence of failure by Buyer or Parent	13
	2.1	Consequences of failure by Sellers or Company	13
	2.11	Resignations of Directors; Appointment of New Board of the Company	14
	2.12	No Assignees	14
3.	LOAN FROM THE COMPANY TO BUYER		15
4.	COMMERCIAL RATES FOR DEVELOPMENT		15
5.	DISCLAIMER OF PREVIOUS REPRESENTATIONS ETC.		16
6.	REPRESENTATIONS AND WARRANTIES OF SELLERS		16
	6.1	Organization.	17
	6.2	Capitalization.	17
	6.3	Ownership.	18
	6.4	Authority.	18
	6.5	Consents and Approvals.	18
	6.6	Non-contravention.	19
	6.7	Financial Statements.	19
	6.8	No Undisclosed Liabilities.	20
	6.9	Absence of Certain Changes.	20
	6.1	Contracts.	22
	6.11	Intellectual Property.	23
	6.12	Employee Matters.	28
	6.13	Compliance.	29
	6.14	Legal Proceedings.	30
	6.15	Title to Property.	30
	6.16	Tax Matters.	30
	6.17	Insurance.	30
7.	REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT		31
	7.1	Organization.	31
	7.2	Capitalization.	31
	7.3	Authority.	32
	7.4	Consents and Approvals.	32
	7.5	Non-contravention.	32

i

	7.6	Financial Statements.	33
	7.7	No Undisclosed Liabilities.	33
	7.8	Absence of Certain Changes.	33
	7.9	Contracts.	35
	7.1	Intellectual Property.	36
	7.11	Employee Matters.	36
	7.12	Compliance.	36
	7.13	Legal Proceedings.	36
	7.14	Title to Property.	36
	7.15	Tax Matters.	37
	7.16	Insurance.	37
8.	COVENANTS OF SELLERS BEFORE CLOSURE		38
	8.1	Operation of the Business of the Company.	38
	8.2	Access.	38
	8.3	Notice of Certain Events.	39
9.	COVENANTS OF BUYER AND PARENT BEFORE CLOSURE		45
	9.1	Operation of the Business of the Buyer and Parent.	45
	9.2	Notice of Certain Events.	46
10.	COVENANTS OF SELLERS, PARENT AND BUYER		46
	10.1	Reasonable Best Efforts; Further Assurances.	46
	10.2	Certain Filings.	47
	10.3	Public Announcements.	47
	10.4	Confidentiality.	47
11.	INDEMNIFICATION; REMEDIES		51
	11.1	Survival of Representations, Warranties and Covenants.	51
	11.2	Indemnification by Sellers.	51
	11.2	Indemnification by Buyer and Parent.	52
	11.3	Procedure for Claims.	52
	11.4	Procedure for Indemnification - Defense of Third-party Claims.	52
	11.5	Limitations on Amount and Time.	52
12.	TAX MATTERS		53
	12.1	Cooperation and Exchange of Information.	53
	12.2	Survival.	54
	12.3	Expenses.	54
	12.4	Notices.	54
	12.5	Incorporation of Schedules and Exhibits.	55
	12.6	Entire Agreement and Modification.	55
	12.7	Severability.	56
	12.8	Assignments, Successors, and No Third Party Rights.	56
	12.9	Waiver.	56
	12.1	Governing Law and Jurisdiction.	56
	12.11	Counterparts; Language.	57
13.	TERMINATION		57
	Schedule 1 – Company Financials (see Section 6.7)
	Schedule 2 – No Undisclosed Liabilituies (see Section 6.8)
	Schedule 3 - Absence of Certain Changes by the Company (see Section 6.9)
	Schedule 3.1 – Third Party Work (see Section 3.1)
	Schedule 5 – Retention plan and severance payments (see Section 6.12(h))
	Seller’s Disclosure Schedule (see Section 6)

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Schedule 6.3 – Material Contracts of the Company and Contracts which require approval of third parties to this transaction or which may be terminated due to this transaction (see Section 6.10)
Schedule 6.11(a) – Company Products (see Section 6.11(a))
Scehdule 6.11(b) - List of Company Intellectual Property Rights (see Section 6.11(b))
Schedule 6.11(c) - Actions to be taken to protect Company IP (see Section 6.11(c))
Schedule 6.11(i) - IP Licenses (see Section 6.11(i))
Schedule 6.11(j) - IP used by Company not developed/owned by Company (see Section 6.11(j))
Schedule 6.11(k) – Third Party Licenses (see Section 6.11(k))
Schedule 6.11(l) – Third Party Platform or unowned IP (see Section 6.11(l))
Schedule 6.11(n) – IP Licenses (see Section 6.11(n))
Schedule 6.11(o) – Open source or public software (see Section 6.11(o))
Schedule 6.11(s)(i) – Inbound IP Licenses (see Section 6.11(s)(i))
Schedule 6.11(s)(ii) – Outbound IP Licenses (see Section 6.11(s)(ii))
Schedule 6.11(s)(iii) – IP Licenses for each Company Product (see Section 6.11(s)(iii))
Schedule 6.11(u) – IP Licenses with warranties, reimbursements, etc..(see Section 6.11(u))
Schedule 6.12(e) – Company contracts with employee obligations (see Section 6.12(e))
Schedule 6.12(f) – Company Benefit Plans (see Section 6.12(f))
Schedule 6 - Company’s Property Encumbrances (see Section 6.15)
Schedule 7 - Tangible and intangible assets and properties (including business software) of the Company (see Section 6.15)
Schedule 6.17 – Insurance policies (see Section 6.17)
Schedule 6.18 – No other subsidiaries (see Section 6.18)
Schedule 7.2 – Capitalization of Parent (see Section 7.2)
Schedule 7.8 – No undisclosed liabilities of Parent (see Section 7.8)
Schedule 7.9 – Absence of Certain Changes in Parent (see Section 7.9)
Schedule 7.15 – Encumbracnes on Parent propeties (see Section 7.15)
Schedule 8.3(h) – Company insurance to be maintained (see Section 8.3(h))
Schedule 8.3(i) – Exclusivity (see Section 8.3(i))
Schedule 8.3(j) – Termination of Company Benefit Plans (see Section 8.3(j))
Sellers’ Disclosure Schedules

Exhibit A - List of Company Shares owned by each Seller (Section 2.12)
Exhibit B - Existing Contracts between Company and Parent (Section 4)
Exhibit C - Investor Representation Letter (Section 8.6 and 10.5(e))
Exhibit D - Release (Section 10.5(g)
Exhibit E - Form of Key Employee Employment Agreement
Exhibit F - At-Cost Contracts with detailed costs and billings attached (Section 13(d))

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STOCK PURCHASE AND SALE AGREEMENT

This STOCK PURCHASE AND SALE AGREEMENT, dated as of August 24, 2007 is made and entered into by and between RED MILE ENTERTAINMENT, INC., a Delaware corporation (“Parent”), RED MILE ENTERTAINMENT PTY LTD, a  corporation formed under the laws of Australia (“Buyer”), IR GURUS PTY LTD, a corporation formed under the laws of Australia (the “Company”), and NATHAN ERIC MURPHY, MICHAEL THOMAS FEGAN, ANDREW GEOFFREY NIERE, CRAIG PHILIP LAUGHTON, BEN BYRON PALMER, IAN GEORGE CUNLIFFE and VOTRAINT NO. 651 PTY LTD (“Votraint”), stockholders of the Company (each a “Seller” and collectively, the “Sellers”).

RECITALS

A.
The Company has a total of 117 issued and outstanding shares of common stock, being the Company’s only issued and outstanding securities, of which the Sellers are the sole record and sole beneficial owners of 96 of such shares of common stock (the “Shares”) of the Company and of which the Parent is the sole record and sole beneficial owner of remaining 21 of such shares of common stock of the Company.

B.
Company is the sole record and sole beneficial owner of all of the issued shares of the following two subsidiaries: (i) Interactive Entertainment (AUST) PTY LTD and (ii) IR Gurus Interactive Pty Ltd.  For purposes of this Agreement, the term “the Company” shall be deemed to include the Company and all of its subsidiaries.

C.	Sellers propose to sell and transfer the Shares to Buyer, and Buyer proposes to purchase the Shares from Sellers, upon the terms and subject to the conditions set forth in this Agreement.

D.	Parent and the Company wish to confirm certain financial arrangements between themselves.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

1.	DEFINITIONS

Definitions.

The following terms, as used in this Agreement, have the following meanings:

“Adjusted Minimum Working Capital” shall have the meaning set forth in Section 3.1 of this Agreement.

“Affiliate” of a specified person or entity means any person or entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person or entity.

“Balance Sheet Date” shall refer to the unaudited balance sheet of the Company at June 30, 2007.

“Business Day” means any day that is not a Saturday, Sunday or public holiday in the State of California, United States of America.

“Capital Raising Transaction” has the meaning set forth in Section 2.3 of this Agreement.

“ClosingDate” means the date on which Stage 1 of the Contemplated Transaction actually takes place.

“Closure” means the date on which the Contemplated Transactions have been completed.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means the transactions comprised by Stage 1 of the Contemplated Transaction, Stage 2 of the Contemplated Transaction and Stage 3 of the Contemplated Transaction.

“Contract” means any contract, agreement, commitment, understanding, lease, license, franchise, warranty, guarantee, mortgage, note, bond or other instrument or consensual obligation (whether written or oral and whether express or implied) that is legally binding.

“Database” means all files and documents, including methodology documents and project deliverables stored on the Company file server.

“Default” means (a) a breach, default or violation, (b) the occurrence of an event or existence of a condition that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation, or (c) with respect to any Contract, the occurrence of an event or existence of a condition that with or without the passage of time or the giving of notice, or both, would give rise to a breach or right of termination, renegotiation or acceleration or a right to receive Damages or a payment of penalties.

“First Cash Payment” has the meaning set forth in Section 2.3 of this Agreement.

 “Governmental Authorization” means any Consent, license, permit or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“Governmental Body” means any (a) nation, region, state, county, prefecture, city, town, village, district or other jurisdiction; (b) national, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal); (d) multinational organization; (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or governmental power of any nature; or (f) official of any of the foregoing.

“Governing Document” means any charter, articles, bylaws, certificate, statement, statutes or similar document adopted, filed or registered in connection with the creation, formation or organization of an entity, and any Contract among all shareholders, partners or members of an entity.

“Intellectual Property Rights” means all patents, utility models, trademarks, service marks, trade dress, logos, trade names, copyrights (and all registrations, applications and associated goodwill for each of the foregoing), trade secrets, know-how, Databases, and all other intellectual property rights (in whatever form or medium).

“Knowledge” means, with respect to each Seller, the best knowledge and belief possessed by, or reasonably expected to be possessed by, such Seller after due and reasonable inquiry and investigation, and in the case when a Seller is also an officer, director and/or employee of the Company, then the Knowledge of such Seller shall also include the best knowledge and belief possessed by, or reasonably expected to be possessed by the Company, and/or its officers, directors and/or employees, after due and reasonable inquiry and investigation.

“Law” means any constitution, law, statute, treaty, rule, regulation, ordinance, binding case law or principle of common law, notice, approval or Order of any Governmental Body, and any Contract with any Governmental Body relating to compliance with any of the foregoing.

“Liabilities” includes liabilities or obligations of any nature, whether known or unknown, whether absolute, accrued, contingent, choate, inchoate or otherwise, whether due or to become due, and whether or not required to be reflected or disclosed on an audited or un-audited balance sheet and/or the notes thereto prepared in accordance with US GAAP.

“Material Adverse Effect” means any change in, or effect on, the Company or the Shares that is materially adverse to the operations, senior management, business, financial condition, results of operations, assets or Shares of the Company and/or that would reasonably be expected to lead to the incurrence by the Company of Damages and/or Liabilities or be materially adverse to the Shares.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Parent Common Stock” means unregistered, privately issued shares of common stock of Parent.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation, mediation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Representative” means, with respect to a particular person, any director, officer, employee, agent, consultant, advisor, legal counsel, accountant or other representative of that person.

“SEC” means the United States Securities and Exchange Commission.

“Second Cash Payment” has the meaning set forth in Section 2.4 of this Agreement.

“Sellers’ Disclosure Schedules” means Schedule 3 attached to and incorporated into this Agreement.

“Stage 1 of Contemplated Transaction” means the transactions described in Section 2.3 of this Agreement.

“Stage 2 of Contemplated Transaction” means the transactions described in Section 2.4 of this Agreement.

“Stage 3 of Contemplated Transaction” means the transactions described in Section 2.5 of this Agreement.

“Stock Payment” has the meaning set forth in Section 2.3 of this Agreement.

“Tax” means any national, State, municipal or foreign income, license, payroll, employment, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social insurance (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, consumption,  alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

“Tax Return” means any return, declaration, report or statement required to be filed in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Cash Payment” has the meaning set forth in Section 2.5 of this Agreement.

“USGAAP” means United States generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

“$” means United States Dollars.  All monetary amounts stated in this Agreement mean United States Dollars.

Other Defined Terms.

For purposes of this Agreement, the following capitalized terms have the meanings given to them respectively below:

Term	Reference
Buyer	Preamble
Company	Preamble
Company Intellectual Property	Section 6.11(b)
Confidential Information	Section 10.4
Damages	Section 11.2
Encumbrances	Section 6.2
Financial Statements	Section 6.7
Indemnified Party	Section 11.3
Indemnifying Party	Section 11.3
Indemnification Claim Notice	Section 11.3
Key Employees and Consultants	Section 10.5(k)
Material Contracts	Section 6.10
Parent	Preamble
Purchase Price	Section 2.1
Monthly Pro-Forma Cash Flow Statement	Section 6.7
Sellers	Preamble
Shares	Recital A

Construction.

(a)	Any reference in this Agreement to a “Clause,” “Section” or “Schedule” refers to the corresponding Clause, Section or Schedule of or to this Agreement, unless the context indicates otherwise.

(b)	The headings of Clauses and Sections are provided for convenience only and do not affect the construction or interpretation of this Agreement.

(c)	All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.

(d)	The terms “include” and “including” indicate examples of a foregoing general statement and not a limitation on that general statement.

(e)	Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time.

(f)	Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time up to and including such date.

2.	PURCHASE AND SALE

Purchase and Sale; Purchase Price.

Subject to all other terms and conditions of this Agreement, Sellers agree to sell and to transfer the Shares to Buyer, and Buyer agrees to purchase the Shares from Sellers for the aggregate total purchase price for the Shares (“Purchase Price”) will be $5.5 million.

[INTENTIONALLY OMITTED]

Stage 1 of the Contemplated Transaction.

(a)  Unless the parties agree otherwise in writing, Stage 1 of the Contemplated Transaction will be consummated and completed at the Parent’s head office as set forth in Section 12.4 of this Agreement at 10:00 A.M., local time, on or before December 30, 2007 (with Parent to give the Company and the Sellers written notice of the actual closing date at least ten (10) days in advance) by the delivery and satisfaction by the Sellers and the Company of all items required to be delivered and satisfied by the Sellers and the Company, including but not limited to the transfer to the Buyer of all the Shares from all the Sellers, free and clear of any encumbrances, impairments or Liabilities of any kind whatsoever as provided in Section 2.3(b) below, after which the Parent and Buyer shall cause the following to occur: (i) a cash payment to the Sellers in the aggregate amount of $1,375,000 (“the First Cash Payment”) and the issuance to the Sellers of unregistered shares of Parent Common Stock with a value of $1,412,500, free and clear of any encumbrances, impairments or Liabilities of any kind whatsoever (“the Stock Payment”); provided, however, that notwithstanding anything contained in this Agreement to the contrary, Stage 1 of the Contemplated Transaction shall be subject to the prior satisfaction of the condition precedents of (i) no uncured breach of this Agreement by the Sellers or the Company for which any of the Sellers or the Company have been issued a notice by the Buyer, the Parent or any third-party, (ii) all material terms and conditions of this Agreement to be satisfied by the Company and/or the Sellers having been satisfied, (iii) the Parent Common Stock having been registered under the U.S. Securities and Exchange Act of 1934, qualified for listing or quotation on a nationally recognized stock exchange or over the counter market in the United States of America, and the commencement of the trading and quotation thereof on such stock exchange or over the counter market, and (iv) the completion on or before December 30, 2007 of the capital raising transaction by the Parent with net proceeds in an amount equal to at least Fifteen Million United States Dollars ($15,000,000.00)  (the “Capital Raising Transaction.”), with the Parent having the right to waive any or all of the foregoing conditions precedent as described in clause (i), (ii) or (iv) above.

                 (b)  At Stage 1 of the Contemplated Transaction, the Parent and Buyer shall first cause the First Cash Payment and the Stock Payment to be delivered to and held in an interest bearing escrow account by Davies Collison Cave Solicitors , for the benefit of the Sellers, with such First Cash Payment and the Stock Payment to be released by Davies Collison Cave Solicitors to the Sellers upon the Sellers delivering evidence to Davies Collison Cave Solicitors that the Sellers have caused all the Shares, together with the additional 21 shares of common stock of the Company owned by the Parent, to be delivered to and registered in the name of Buyer under Australian law, including but not limited to being registered with the Australian Securities and Investment Commission, free and clear of any encumbrances, impairments or Liabilities of any kind whatsoever.

Stage 2 of the Contemplated Transaction.

(a)  Unless the parties agree otherwise in writing, Stage 2 of the Contemplated Transaction will commence at the same time as Stage 1 of the Contemplated Transaction, 2007, subject to the prior closing of the Capital Raising Transaction and the simultaneous occurrence of Stage 1 of the Contemplated Transaction, with Stage 2 of the Contemplated Transaction consisting of the cash payment to the Sellers of an aggregate amount of $1,412,500 (“the Second Cash Payment”), payable on a pro rata basis to each Seller until the full amount of the Second Cash Payment has been made to the Sellers; provided, however, that notwithstanding anything contained in this Agreement to the contrary, Stage 2 of the Contemplated Transaction shall be subject to the prior satisfaction of the condition precedents of (i) no uncured breach of this Agreement by the Sellers or the Company for which any of the Sellers or the Company have been issued a notice by the Buyer, the Parent or any third-party, and (ii) all material terms and conditions of this Agreement to be satisfied by the Company and/or the Sellers having been satisfied.  At the same time as the delivery the Buyer and Parent of the First Cash Payment and the Stock Payment into escrow with Rodney De Boos, Esquire, the Parent and Buyer shall also cause the Second Cash Payment to be delivered to and held in an interest bearing escrow account by Rodney De Boos, Esquire, for the benefit of the Sellers, with such Second Cash Payment to be released by Rodney De Boos, Esquire to the Sellers at the same time as the release of the payments in Stage 1 of the Contemplated transaction.

(b)  The amount of the payments to be made to the Sellers in Stage 2 of the Contemplated Transaction shall be reduced by an amount equal to one dollar for each dollar that Buyer or Parent loans to the Company due to the actual cash needs of the Company for its normal and customary business operations, together with an annualized interest at the rate of 8.5 percent (8.5%) (adjusted for any amounts as is required to be in compliance with any taxing authorities in the United States or Australia), between the date of this Agreement and the completion of Stage 2 of the Contemplated Transaction; provided, however, that in the event the Company repays all such loans to the Parent or Buyer prior to the due date for the first payment pursuant to Stage 2 of the Contemplated Transaction and the Company does not need to reborrow funds from Parent or Buyer for one hundred twenty (120) days after the completion of the payments pursuant to Stage 2 of the Contemplated Transaction, then the temporary existence of such interim loan(s) between the date of this Agreement and the completion of Stage 2 of the Contemplated Transaction, which are repaid and not reborrowed as described above, will not be used to reduce the amount to be paid pursuant to Stage 2 of the Contemplated Transaction.  In the event the payments to be made to Sellers in Stage 2 of the Contemplated Transaction are reduced by the amount of loans from the Buyer or Parent to the Company under this Section 2.4(b), then in the event the Company’s need for such loans were due to a breach of this Agreement by the Sellers, then the Parent and Buyer shall not also pursue the Sellers for such breach unless the damages to be incurred by Parent and/or Buyer as a result of such breach by the Sellers exceeds the amount of such loans from the Buyer or Parent to the Company, in which case the liability of the Sellers shall be for the amount in excess of such reduction of the payments to be made to Sellers in Stage 2 of the Contemplated Transaction.  Parent shall not intentionally breach any development contracts that Parent has with the Company in order to cause an artificial need by the Company for a loan from the Parent, nor shall Parent or Buyer make unnecessary loans to the Company nor shall Parent or Buyer manipulate the financial situation of the Company in order to cause an artificial loan requirement, so that Parent can reduce the amount of the payments to be made to the Sellers in Stage 2 of the Contemplated Transaction.  The Company shall operate in the ordinary course of business and not delay making any payments in a timely manner nor delay in entering into contracts which would result in expenditures, in any case which would have the effect of delaying the need of the Company for cash loans.  The amount of the payments made or to be made to the Sellers in Stage 2 of the Contemplated Transaction shall be further reduced by an amount equal to twenty-five percent (25%) of the Purchase Price in the event only sixty-five percent (65%) or less of the current employees of the Company as of the date of this Agreement as listed in Schedule 6.12(f) hereto are still employed by the Company on April 1, 2008 (the “Employee Retention Deduction”).  Parent and Buyer shall not manipulate the Company and its employees to cause an artificial need to terminate employees so that Parent can reduce the amount of the payments to be made to the Sellers in Stage 2 of the Contemplated Transaction due to the Employee Retention Deduction.

Stage 3 of the Contemplated Transaction.

(a)  Unless the parties agree otherwise in writing, Stage 3 of the Contemplated Transaction will be consummated and completed on the date which is thirty (30) days after the satisfaction of the last to occur of each of the following: (i) no uncured breach of this Agreement by the Sellers or the Company for which any of the Sellers or the Company have been issued a notice by the Buyer, the Parent or any third-party, (ii) all material terms and conditions of this Agreement to be satisfied by the Company and/or the Sellers having been satisfied, (iii) the prior consummation and completion of each of Stage 1 of the Contemplated Transaction and Stage 2 of the Contemplated Transaction, and

(iv) the Company meeting certain net profit requirements from third-party work which result in the Company receiving excess net profit from such third-party work in the amount of at least $1,300,000, all as described in greater detail in Section 3 of this Agreement, and the Company thereafter making the loan of $1,300,000 to the Buyer or Parent from the Company as described in greater detail in Section 3.1 of this Agreement, which loan from the Company to the Buyer or Parent must occur on or before the deadline date set forth in Schedule 3.1 of this Agreement and which loan shall be used by the Buyer or Parent to make a cash payment to the Sellers of such excess net profit from such third-party work up to $1,300,000 as provided in Section 3 of this Agreement (“the Third Cash Payment”).  In the event the Company does not receive a sufficient amount of excess net profit from such third-party work as provided in Schedule 3.1 in the amount of at least $1,300,000 on or before the deadline date set forth in Schedule 3.1, then the Parent shall issue to the Sellers unregistered shares of Parent Common Stock, free and clear of any encumbrances, impairments or Liabilities of any kind whatsoever, with the value of such shares of Parent Common Stock being equal to the difference between the amount of the Third Cash Payment and the lesser amount of actual excess net profit received by the Company from such third-party work on or before the deadline date of December 31, 2008 as set forth in Schedule 3.1.

(b)           The amount of the payments to be made by Buyer to the Sellers in Stage 3 of the Contemplated Transaction shall be reduced by an amount equal to one dollar for each dollar that Buyer or Parent loans to the Company due to the actual cash needs of the Company for its normal and customary business operations, together with an annualized interest at the rate of 8.5 percent (8.5%) (adjusted for any amounts as is required to be in compliance with any taxing authorities in the United States or Australia), between Stage 1 of the Contemplated Transaction and Stage 3 of the Contemplated Transaction, except to the extent, if any, that such loan amount has already reduced the payments to be made in Stage 2 of the Contemplated Transaction; provided, however, that in the event the Company repays all such loans to the Parent or Buyer prior to the due date for the payment to be made pursuant to Stage 3 of the Contemplated Transaction and the Company does not need to reborrow funds from Parent or Buyer for one hundred twenty (120) days after the completion of the payments pursuant to Stage 3 of the Contemplated Transaction, then the temporary existence of such interim loan(s) between Stage 1 of the Contemplated Transaction and the completion of Stage 3 of the Contemplated Transaction, which are repaid and not reborrowed as described above, will not be used to reduce the amount to be paid pursuant to Stage 3 of the Contemplated Transaction.  In the event the payments to be made to Sellers in Stage 3 of the Contemplated Transaction are reduced by the amount of loans from the Buyer or Parent to the Company under this Section 2.5(b), then in the event the Company’s need for such loans were due to a breach of this Agreement by the Sellers, then the Parent and Buyer shall not also pursue the Sellers for such breach unless the damages to be incurred by Parent and/or Buyer as a result of such breach by the Sellers exceeds the amount of such loans from the Buyer or Parent to the Company, in which case the liability of the Sellers shall be for the amount in excess of such reduction of the payments to be made to Sellers in Stage 3 of the Contemplated Transaction.  Parent shall not intentionally breach any development contracts that Parent has with the Company in order to cause an artificial need by the Company for a loan from the Parent, nor shall Parent or Buyer make unnecessary loans to the Company nor shall Parent or Buyer manipulate the financial situation of the Company in order to cause an artificial loan requirement, so that Parent can reduce the amount of the payments to be made to the Sellers in Stage 3 of the Contemplated Transaction.

The Company shall operate in the ordinary course of business and not delay making any payments in a timely manner nor delay in entering into contracts which would result in expenditures, in any case which would have the effect of delaying the need of the Company for cash loans.  The amount of the payments to be made to the Sellers in Stage 3 of the Contemplated Transaction shall be further reduced by an amount equal to the amount of reduction applicable under the Employee Retention Deduction, with the Sellers agreeing to repay to the Parent, within thirty (30) days after Parent delivers a notice to the Sellers, any remaining amount of the Employee Retention Deduction that is not satisfied by such reduction of the payments to be made to the Sellers in Stage 3 of the Contemplated Transaction.  In the event the payments under Stage 3 of the Contemplated Transaction will be released to the Sellers prior to such Employee Retention Reduction, if any, being known, the Sellers agree to repay to the Parent the amount of the Employee Retention Deduction within thirty (30) days after Parent delivers a notice to the Sellers regarding the amount of the Employee Retention Deduction.  Parent and Buyer shall not manipulate the Company and its employees to cause an artificial need to terminate employees so that Parent can reduce the amount of the payments to be made to the Sellers in Stage 3 of the Contemplated Transaction due to the Employee Retention Deduction.

Option to convert Second Cash Payment and/or Third Cash Payment to Stock

(a)
At any time prior to the Second Cash Payment having been made in full, each Seller shall have the right to notify Buyer and Parent in writing that it elects to receive the remaining portion of the Second Cash Payment by a further issuance of unregistered shares of Parent Common Stock in lieu of the remaining portion of such Second Cash Payment. Upon receiving such written notice, Parent shall no later than the following Business Day cause to be issued unregistered shares of Parent Common Stock to such Seller, of a value equal to the remaining portion of the Second Cash Payment.

(b)
In the event the Company makes the full amount of the loan to the Buyer in a timely manner as required under Section 3 of this Agreement and the Third Cash Payment is thereafter required to be made to the Sellers, then at any time prior to the Third Cash Payment having been made in full, each Seller shall have the right to notify Buyer and Parent in writing that it elects to receive the remaining portion of the Third Cash Payment by a further issuance of unregistered shares of Parent Common Stock in lieu of the remaining portion of such Third Cash Payment.  Upon receiving such written notice, Parent shall no later than the following Business Day cause to be issued unregistered shares of Parent Common Stock to such Seller, of a value equal to the remaining portion of the Third Cash Payment.

(c)
The issuance of Parent Common Stock pursuant to this Section 2.6 shall be in full satisfaction of the converted portion of the Purchase Price relating to the Sellers that elected to receive such shares of Parent Common Stock in lieu of such converted portion of the Purchase Price.

(d)
Notwithstanding anything contained in this Agreement to the contrary, in the event the provisions of this Section 2.6 and any other portions of this Agreement relating to offer by the Parent to allow the Sellers to convert a portion of the Second Cash Payment and/or the Third Cash Payment into shares of Parent Common Stock is deemed by the SEC and/or its rules and regulations promulgated under the federal securities laws to have an affect of barring, delaying and/or adversely affecting the filing, processing and/or timing of effectiveness of any registration statement filed or to be filed with the SEC relating to the securities of Parent issued or to be issued in the Capital Raising Transaction, then the provisions of this Section 2.6 and any other related portions of this Agreement shall be deemed to be null, void and as if such provisions were never part of this Agreement.

The proportions of cash and Parent Common Stock.

Subject to the other provisions of this Agreement, the Purchase Price in cash and shares of Parent Common Stock which are to be paid to each of the Sellers shall be paid in the following proportions; provided, however, that notwithstanding anything contained in this Agreement or any exhibit hereto to the contrary, in the event that the provisions of Section 10.5(l) of this Agreement are not fully satisfied prior to the time that the First Cash Payment, Stock Payment and Second Cash Payment are delivered by the Parent and Buyer to Davies Collison Cave Solicitors as the escrow agent under this Agreement, then the Parent or buyer may instruct such escrow agent to deduct from such cash portions of the Purchase Price an amount in cash equal to the total amount needed bring about the full satisfaction of all provisions and conditions set out in Section 10.5(l) of this Agreement, including but not limited to the full vesting of all Intellectual Property Rights in respect of "Heroes Of The Pacific" in the Company as set out in Section 10.5(l), and after the provisions of Section 10.5(l) have been fully satisfied, then the escrow agent shall pay to the Sellers their proportionate share of the amount of the First Cash Payment, Stock Payment and Second Cash Payment remaining after the deduction made by the escrow agent pursuant to this Section 2.7:

Name	First cash Payment $	Stock Payment $	Second cash Payment $	Third cash Payment $	Total $

Nathan Murphy	251,475	197,050	251,475	216,666.67	916,666.67

Michael Fegan	184,550	312,150	203,300	216,666.67	916,667.67

Andrew Niere	251,475	197,050	251,475	216,666.67	916,667.67

Craig Laughton	251,475	197,050	251,475	216,666.67	916,667.67

Ben Palmer	184,550	312,150	203,300	216,666.67	916,666.67

Ian Cunliffe	125,737.50	98,525	125,737.50	108,333.33	458,333.33

Votraint	125,737.50	98,525	125,737.50	108,333.33	458,333.33
Total	$1,375,000	$1,412,500	$1,412,500	$1,300,000	$5,500,000

(These figures assume no cash reduction in the amounts by the escrow agent as contemplated by this Section 2.7)

Value of Parent Common Stock.

For purposes of calculating the number of shares of Parent Common Stock to be issued as part of the Purchase Price, the value of each share of Parent Common Stock to be issued to the Sellers under the terms of this Agreement (“Value per Share”) shall be deemed to be the lower of $3.75 per share (which gives effect to the reverse 3:1 split of the Parent Common Stock which occurred on February 8, 2007), adjusted proportionately for any stock splits or stock dividends (but excluding other changes in capitalization resulting from the issuance of additional shares of Parent in financing transactions) of Parent occurring prior to the date of issuance of any such shares, and the weighted average closing price per share of the Parent Common Stock in the principal market on which such shares are listed for trading, for the ten trading days immediately preceding the date on which such shares are issued to the Sellers; provided, however, that in the event the Company receives excess net profit from third-party work in an amount which is less than $1,300,000 as described in Section 2.5 of this Agreement, then the value of any shares of Parent Common Stock issued or to be issued to the Sellers pursuant to Stage 3 of the Contemplated Transaction shall be equal to an amount which results in the total Purchase Price being equal to $5.5 million, after giving effect to all other consideration previously issued or issuable to the Sellers.

Consequence of failure by Buyer or Parent

(a)	Failure to make Stock Payment

Subject to all other terms and conditions of this Agreement, if Parent does not issue to the Sellers the unregistered shares of Parent Common Stock pursuant to Section 2.3 hereof in satisfaction of the Stock Payment, the Sellers collectively shall have the right to elect to terminate this Agreement.  Any such election to terminate shall be subject to the unanimous written consent of all the Sellers and thereafter promptly communicated in writing to Buyer and Parent.  Until and unless such election is so communicated to Buyer and Parent by all the Sellers, this Agreement shall remain in full force and effect in all other respects and Parent shall be obliged to place itself in a position to make the Stock Payment, and shall make the Stock Payment, at the earliest possible time, subject to all other terms and conditions contained in this Agreement.

(b)	Failure to make First Cash Payment, the Second Cash Payment or the Third Cash Payment

Subject to all other terms and conditions of this Agreement, if Buyer or Parent fails to make the First Cash Payment, the Second Cash Payment or the Third Cash Payment as required by this Agreement, the Sellers collectively shall have the right to elect to terminate this Agreement as provided in Section 13(d).  Any such election to terminate shall be subject to the unanimous written consent of all the Sellers and thereafter promptly communicated in writing to Buyer and Parent. Until and unless such election is so communicated to Buyer and Parent by all the Sellers, this Agreement shall remain in full force and effect in all other respects and Buyer and Parent shall be obliged to make the First Cash Payment, the Second Cash Payment and the Third Cash Payment at the earliest possible time, subject to all other terms and conditions contained in this Agreement.

(c)	Termination by Sellers

In the event of the termination of this Agreement by the Sellers pursuant to Section 2.9(a) or (b) above, then the provisions of Section 13(d) shall apply.

Consequences of failure by Sellers or Company

Subject to all other terms and conditions of this Agreement, if after the Parent and Buyer first cause the First Cash Payment, the Stock Payment and the Second Cash Payment to be delivered to and held in escrow by Rodney De Boos, Esquire, for the benefit of the Sellers pursuant to Section 2.3(b), the Sellers do not thereafter deliver all the Shares to Buyer and cause all the Shares, together with the additional 21 shares of common stock of the Company owned by the Parent, to be registered in the name of the Buyer under Australian law, including but not limited to being registered with the Australian Securities and Investment Commission, then Buyer and Parent shall have the right to elect to terminate this Agreement and/or specifically enforce the terms of this Agreement against the Sellers in a court of competent jurisdiction.  Any such election to terminate or specifically enforce this Agreement shall be promptly communicated in writing to the Sellers.  Until and unless the Buyer or Parent elects to terminate this Agreement and such election is so communicated to the Sellers by the Buyer or Parent, this Agreement shall remain in full force and effect in all other respects and the Sellers shall be obliged to place themselves in a position to transfer the Shares to the Buyer and cause the Shares, together with the additional 21 shares of common stock of the Company owned by the Parent, to be registered in the name of the Buyer, subject to all other terms and conditions contained in this Agreement.

Resignations of Directors; Appointment of New Board of the Company

At the time of the commencement of Stage 1 of the Contemplated Transaction, Sellers will deliver or cause to be delivered to Buyer written notices of resignation of all directors and statutory auditors of the Company, all of whom shall have resigned as of that date and Buyer and Parent shall promptly thereafter cause to be elected the following persons to constitute the new Board of Directors of the Company, with each such person to serve as a director of the Company until the earlier of either their resignation or the occurrence of Stage 3 of the Contemplated Transaction: (i) Ben Palmer, (ii) Michael Fegan, (iii) Andrew Niere, and (iv) five additional persons to be appointed by the Parent and the Buyer.

No Assignees

Each of the Sellers represents and warrants that he, she or it owns the number of Shares set forth in Exhibit A of this Agreement, subject to no other rights, interests or Encumbrances (as defined in Section 6.2) whatsoever and each of the Sellers agrees that upon the execution of this Agreement, they shall not sell, transfer, assign, pledge, encumber in any way or otherwise transmit or alienate any of their Shares other than to Buyer except on terms expressly agreed to in writing by Buyer and Parent in their sole discretion, in which case as such successor in interest to such Shares will be bound by all terms and conditions of this Agreement in all respects as if they stood in the shoes of the transferring Seller, with any such successor being required to execute any documents required by Buyer and/or Parent to evidence the agreement by such successor to be bound by the terms and conditions of this Agreement.  This term is intended to refer to and to bind any permitted successor, heir, executor or personal representative of a Seller.

3.	LOAN FROM THE COMPANY TO BUYER

3.1
At any time after the completion of Stage 1 of the Contemplated Transaction and prior to the deadline date shown in Schedule 3.1 of this Agreement, in the event the Company completes the work and projects for third-parties unaffiliated with the Company or the Sellers as shown in Schedule 3.1 of this Agreement in accordance with the milestone delivery dates, gross revenue amounts and total net profit amounts of at least $1.3 million as shown on Schedule 3.1 hereto, then the net profit amount actually received by the Company with respect to such third-party work, as confirmed by an independent third-party auditor, shall be loaned by the Company to the Buyer and/or the Parent, after which such loaned amount actually received by the Buyer and/or Parent up to a maximum amount of $1.3 million shall be used to satisfy Stage 3 of the Contemplated Transaction.  At the time the Company is able to make such loan to the Buyer pursuant to this Section 3, the Company shall make such loan amount to the Buyer and/or the Parent, after which the Buyer or the Parent shall thereafter utilize such loan to make the Third Cash Payment to the Sellers, with the Third Cash Payment being in an amount equal to the amount of such loan from the Company to the Buyer and/or the Parent.  If the Company does not have sufficient funds to satisfy the terms of this Section 3 and make such loan to Buyer and/or the Parent before the deadline time set forth in Schedule 3.1 hereto, then Buyer and Parent shall no longer be obligated to make the Third Cash Payment, but in lieu thereof the Parent shall issue to the Sellers unregistered shares of Parent Common Stock as provided in Section 2.5(a).  Notwithstanding anything contained in this Agreement to the contrary, the Company must pay off in full immediately prior to Stage 1 of the Contemplated Transaction each of the following pre-closing “deal costs” of the Company: all attorneys’ fees, all accounting fees, all other professional fees, and all other costs related to this Agreement and the Contemplated Transactions.  These costs exclude costs of the Parent and Buyer.

3.2
The purpose of such loan shall be to enable Buyer and/or the Parent to pay the Third Cash Payment, and any amounts received by Buyer and/or the Parent from the Company pursuant to such loan shall, within five (5) business days after receipt of such loan monies by the Buyer and/or the Parent from the Company, be applied by Buyer and/or the Parent for that purpose.  Notwithstanding any lack of privity in such loan agreement, any Seller may enforce the terms of such loan agreement against Buyer and/or the Parent to the extent that such loan funds have been received by Buyer and/or the Parent and applied otherwise than in payment of the Third Cash Payment.

4.	COMMERCIAL RATES FOR DEVELOPMENT

In consideration of the Company’s participation in this Agreement, from January 1, 2007 until the Purchase Price is paid in full, Buyer, Parent and Company shall in good faith negotiate an arms-length price for all work performed by the Company.  Notwithstanding anything contained in this Agreement to the contrary, (i) all agreements between the Company and Parent prior to the date of this Agreement, including but not limited to those agreements listed on Exhibit B hereto, shall remain in place and be unaffected in any way whatsoever by this Agreement and/or its existence or non-existence, except in the case of the uncured breach of this Agreement by the Sellers, and (ii) the Company shall pay to the Parent a management fee equal to the difference between (A) the amount to be paid by the Buyer and/or Parent to the Company under each arms-length price contract minus (B) the actual cost of the Company to perform each such contract on an at-cost basis.

5.	DISCLAIMER OF PREVIOUS REPRESENTATIONS ETC.

This Agreement replaces all former agreements, discussions and representations, if any, concerning the sale or possible sale of the Shares by the parties to one another, and each party releases the other in respect thereof.

6.	REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Buyer and Parent that, except as set forth in Sellers’ Disclosure Schedules (as defined below) or in any other provision of this Agreement, to the Knowledge of each such Seller the statements in this Section 6are all true and correct as of the date of this Agreement and as of the closing of Stage 1 of the Contemplated Transaction, except as otherwise set forth in the Sellers’ Disclosure Schedules.  The Buyer and Parent shall have twelve (12) months from the date of the completion of Stage 1 of the Contemplated Transaction to claim any breach of the representations and/or warranties of the Sellers.

At least fifteen (15) Business Days prior to the date of this Agreement, each Seller shall deliver to Buyer and Parent a written disclosure schedule (collectively, the “Sellers’ Disclosure Schedules”), signed by each of the Sellers, in which the Sellers shall set forth in detail all exceptions to any and all provisions of this Agreement, with such Sellers’ Disclosure Schedules to be updated by the Sellers and delivered to Buyer and Parent as of the date of Stage 1 of the Contemplated Transaction.  Buyer and Parent shall not be obligated to perform any of its or their obligations under this Agreement in the event Buyer and Parent have not received an updated, true and correct Sellers’ Disclosure Schedules as of each of the preceding dates contained in the immediately preceding sentence.

In the event any such Sellers’ Disclosure Schedules contains information which Buyer and Parent deem has or will have a Materially Adverse Effect on the Sellers, the Company, its subsidiaries, their business, and/or the Shares, then Buyer and/or Parent shall issue to the last known address of each Seller a written notice (the “Buyer/Parent Notice”) of such determination by Buyer and Parent.  The Sellers shall have ten (10) Business Days after the issuance of any such Buyer/Parent Notice to mutually resolve such matter between the Sellers, Buyer and Parent or otherwise for the parties to mutually execute all necessary amendments to this Agreement and any other necessary documents to reflect the mutual agreement of the Sellers, Parent and Buyer to a mutually acceptable decrease to the Purchase Price.

In the event the Sellers, Parent and Buyer have not mutually agreed upon an appropriate decrease to the Purchase Price within such ten (10) Business Days from the date of any such Buyer/Parent Notice, then if such Buyer/Parent Notice is issued prior to the closing under Stage 1 of the Contemplated Transaction, then the parties shall either mutually agree to terminate this Agreement or resolve their dispute in accordance with Section 12.10 of this Agreement.  In the event such Buyer/Parent Notice is issued after the closing under Stage 1 of the Contemplated Transaction, then Rodney De Boos, Esq. shall continue to hold in escrow the portion of the Purchase Price equal to the damages claimed as being or to be suffered by the Parent and/or Buyer in such matter, after which the parties shall use their good faith efforts to attempt to resolve any dispute pursuant to Section 12.10 of this Agreement.

Organization.

Company is the sole record and beneficial owner of all of the issued shares of the following two subsidiaries, being the only subsidiaries of the Company: (i) Interactive Entertainment (AUST) Pty Ltd. and (ii) IR Gurus Interactive Pty Ltd.  Sellers, the Company and each of the Company’s subsidiaries are each duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization.

Each of Sellers, the Company and each of the Company’s subsidiaries each also have all requisite power and authority to own its assets and carry on business as presently conducted by it.  The Company and each of its subsidiaries have delivered to Buyer and Parent true, correct and complete copies of all Governing Documents of each of the Company and such subsidiaries, each as amended up through the date of delivery thereof to Buyer and Parent, with no other changes thereto being made from and after the delivery thereof to Buyer and Parent.  Sellers, the Company and each of the Company’s subsidiaries represents and warrant that the Company and its subsidiaries are not in violation of any provision of any of their respective Governing Documents, nor any other operational or business agreements to which the Company or its subsidiaries are a party, nor any agreements to which any Seller is a party which has or could have an adverse affect on the Shares.

Capitalization.

The Company has a total of 117 issued and outstanding shares of common stock, being the only class of securities issued by the Company, of which the Sellers are the sole record and sole beneficial owners of 96 of such shares and of which the Parent is the sole record and sole beneficial owner of the remaining 21 of such shares.  All such issued and outstanding shares of the Company and each of its subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of all liens, charges, security interests, pledges, assessments, defects of title, options, encumbrances and other restrictions and/or third party rights of any kind (collectively, “Encumbrances”).

Ownership.

Sellers are the current sole record and sole beneficial owner of all 96 of the Shares, free and clear of any Encumbrance, and will transfer and deliver to Buyer at Stage 1 of the Contemplated Transaction valid title to all the Shares free and clear of any and all Encumbrances whatsoever.  Sellers represent and warrant that, except for the 117 issued and outstanding shares of common stock of the Company, being the only class of securities issued by the Company, no other types of stock, securities or other obligations of the Company exist, including without limitation, any convertible bond and/or preferred shares.  Sellers further confirm that Parent is the sole record owner of the remaining 21 issued and outstanding shares of common stock of the Company.

Authority.

Sellers and the Company have all necessary corporate power and authority and have taken all actions necessary to enter into this Agreement and to carry out the Contemplated Transactions.  The boards of directors of the Company and Votraint have taken all action required by Law and the Company’s Governing Documents and otherwise to be taken by the Company and Votraint to authorize (a) the execution, delivery and performance of this Agreement and (b) the consummation of the Contemplated Transactions in accordance with the terms and conditions of this Agreement, and no shareholder action is required by Sellers with respect to clause (a) or (b) above.  This Agreement has been duly and validly executed and delivered by Sellers and the Company and, when executed and delivered, will constitute a legal, valid and binding obligation of Sellers and the Company enforceable against it and them in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting generally the enforcement of creditors’ rights and (ii) available remedies.

Consents and Approvals.

Neither the Sellers nor the Company is nor will be required to give any notice to any person or obtain any Consent or Governmental Authorization in connection with the execution and delivery of this Agreement, or the consummation or performance of any of the Contemplated Transactions, except for those notices, Consents or Governmental Authorizations which the failure to give or obtain would not have a Material Adverse Effect, but with all such notices, Consents or Governmental Authorizations of any type being set forth in the Sellers’ Disclosure Schedules.

6.6
No Conflicts.  The execution and delivery by the Sellers and the Company of this Agreement and the performance by the Sellers and the Company of their respective obligations under this Agreement and the consummation of the Contemplated Transactions will not: (a) conflict with or result in a violation or breach of the Governing Documents of the Sellers, the Company and/or its subsidiaries; (b) conflict with or result in a violation or breach of any Law or Order applicable to the Sellers, the Shares, the Company, its subsidiaries and/or any of their respective assets and properties; or (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Sellers, the Company and/or its subsidiaries to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of, (iv) result in or give to any person or entity any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Encumbrance upon Sellers, the Shares, the Company, its subsidiaries and/or any of their respective assets and properties under any agreement to which the Sellers, the Shares, the Company, and/or its subsidiaries is a party or by which any of their respective assets or properties is bound.

Non-contravention.

Neither the entry into this Agreement nor its execution will directly or indirectly (with or without notice or lapse of time):

(a)	contravene any provision of the Governing Documents of the Sellers, the Company and/or its subsidiaries;

(b)
contravene any Governmental Authorization, Law or Order to which Sellers, the Company or its subsidiaries may be subject, except as would not have a Material Adverse Effect, but with the Sellers being required to disclose all such matters in the Sellers’ Disclosure Letters to Buyer;

(c)	conflict with or result in a Default under any of the Company’s Material Contract (as defined in Section 6.10), except as would not have a Material Adverse Effect.

Financial Statements.

Sellers have delivered to Buyer and Parent audited balance sheets of the Company for the fiscal years ended June 30, 2006 and 2005, and an unaudited balance sheet for the period ended June 30, 2007, and the related audited statements of income, statements of cash flows, and changes in shareholders’ equity for each of the fiscal years then ended and the period ended December 31, 2006 (the “Company’s Financial Statements”).  The Company’s Financial Statements were prepared in accordance with Australian generally accepted accounting principles consistently applied, and fairly present, in all material respects, the financial position, results of operations of the Company as of the respective dates and for the respective periods indicated therein.

Schedule 1 of this Agreement details: (a) the Company’s current balance sheet as at June 30, 2006 (Audited) and (b) an unaudited balance sheet as of June 30, 2007; and (c) a monthly “pro forma” cash flow statement for the Company for each month commencing from and after February 1, 2007 (“Company’s Monthly Pro-Forma Cash Flow Statement”).  The Company’s Monthly Pro-Forma Cash Flow Statements shall include all amounts of cash received and all amounts of cash paid by the Company during each month covered by each such statement. The information detailed in Schedule 1 fairly presents, in all material respects, the respective actual and expected financial position, results of operations and cash flows of the Company as of the respective dates and for the respective periods indicated therein.  The Company shall continue to provide Buyer and Parent, within ten (10) Business Days after the end of each month from the date of this Agreement through to the completion of all the Contemplated Transactions, a balance sheet, statements of income, statements of cash flows, and changes in shareholders’ equity for the Company and each of its subsidiaries for such each calendar month then ended.

No Undisclosed Liabilities.

Except as disclosed in the Company’s Financial Statements and Schedule 2 hereto, the Company has no liability (current or contingent) or obligation, except for liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date, but with all liabilities and obligations incurred in the ordinary course of business nevertheless being set forth in Schedule 2 hereto.  Except as disclosed in Schedule 2, there is no planned or expected undisclosed future cash expenditures, other than in the ordinary course of business, such as but not limited to any loan by the Company to any of the Sellers, which may affect Company’s cash flow or financial condition.

Absence of Certain Changes.

Except as disclosed in Schedule 3 or as contemplated by this Agreement, since the Balance Sheet Date, the Company has not:

(a)	declared, set aside or paid any dividend or other distribution with respect to any shares of its capital stock, or otherwise made any payment to Sellers or any Affiliate of the Company or Sellers;

(b)	taken any other actions except in the ordinary course of business;

(c)	accelerated the collection of accounts receivable, delayed the payment of accounts payable or otherwise changed its treasury management practices, in each case in any material respect; or

(d)	made any change in its accounting policies or procedures, in any material respect.

In addition to the foregoing, since the date of the Company’s Financial Statements:

(e) the Company and is subsidiaries have not (i) amended, or agreed to amend, their Governing Documents, (ii) merged with or into or consolidated with, or agreed to merge with or into or consolidate with, any other person or entity, or (iii) except as reasonably required in connection with the transactions contemplated by this Agreement or as described elsewhere in this Agreement, changed, or agreed to change, in any material manner the character of its business;

(f) the Company and is subsidiaries have conducted their business only in the usual and ordinary course and in accordance with past practices;

(g) there has been no material change (or series of changes, casualty or otherwise) in the business, condition (financial or otherwise), results of operations, assets, Liabilities or earnings of the Company and is subsidiaries, other than changes arising in the ordinary course of business consistent with past practice and experience, none of which changes, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect on the Company, its subsidiaries or the Shares;

(h) the Company and is subsidiaries have not made or promised to make any increase in any salaries, rates of pay or other compensation or benefits of any business of its employees, nor has the Company or its subsidiaries made any accrual for or commitment or agreement to make or pay the same, nor any payment or commitment to pay any severance or termination pay to any of the business of its employees, and no employees are covered by any collective bargaining agreements;

(i) the Company and is subsidiaries have not suffered any strike or other labor trouble, and the Company and is subsidiaries have not entered into any material agreement or material negotiation with any labor union or other collective bargaining representative of any business of its employees;

(j) to the best Knowledge and belief of the Sellers, the Company and its subsidiaries, there has been no change or, any threat of any change, in any of the Company’s or its subsidiaries’ relations with, or any loss of or, to the Knowledge of the Sellers, the Company and/or its subsidiaries, threat of loss of, any of the suppliers, distributors or customers of its respective business, or any material decrease or limitation, of any such supplier’s provision of services, supplies or materials to the Company or any of its subsidiaries or any such customer’s usage or purchase of services or products of the Company or any of its subsidiaries that has had or reasonably could be expected to have a Material Adverse Effect on the Company or its subsidiaries;

(k) there has been no change in the method of accounting or keeping of books of account or accounting practices with respect to the Company and/or its subsidiaries;

(l) the Sellers, the Company and its subsidiaries have not waived, or agreed to waive, any right of material value with respect to the Company, its subsidiaries or any of its respective assets or properties;

(m) the Company and its subsidiaries have not changed, or agreed to change, any of its respective business policies or practices, including advertising, marketing, pricing, purchasing, personnel, sales, returns or budget policies or practices, which changes would have a Material Adverse Effect on the Company and/or its subsidiaries;

(n) except in the ordinary course of business or as otherwise permitted or required by this Agreement, the Company and its subsidiaries have not (i) entered into, or agreed to enter into, any lease (as lessor or lessee) or any license (as licensee or licensor) on behalf of the Company or its subsidiaries, (ii) sold, abandoned or made, or agreed to sell, abandon or make, any other disposition of any of the assets or properties of the Company or its subsidiaries; or (iii) waived or relinquished any other rights of material value;

(o) neither the Sellers nor the Company or its subsidiaries have granted or suffered, or agreed to grant or suffer, any Encumbrance on any assets or stock of the Company or its subsidiaries;

(p) except as provided herein, the Company and/or its subsidiaries have not entered into or amended, or agreed to enter into or amend, any contract or other agreement by or to which the Company and/or its subsidiaries is bound or subject, pursuant to which it agrees to indemnify any party on behalf of the Company or its subsidiaries or pursuant to which it agrees to refrain from competing with any party;

(q) the Company and its subsidiaries have not, except in the ordinary course of business, incurred or assumed, or agreed to incur or assume, any material Liability (whether or not currently due and payable);

(r) the Company and its subsidiaries have not terminated, or agreed to terminate, or failed to renew or received any oral or written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Contract, license or Permit and/or Approval, where any such termination or failure to renew could reasonably be expected to have a Material Adverse Effect on the Company and/or its subsidiaries; and

(s) the Sellers, the Company and/or its subsidiaries have not entered into, or agreed to enter into, any transaction where the same has or could reasonably be expected to have a Material Adverse Effect on the Company and/or its subsidiaries.

Contracts.

Each Contract to which the Company and/or its subsidiaries is a party that is material to the Company and/or its subsidiaries or is otherwise material to the operation of the Company’s business and/or its subsidiaries’ business as presently conducted (collectively, the “Company’s Material Contracts”) is in full force and effect, constitutes a legal, valid and binding agreement of the Company and/or its subsidiaries, respectively, and is enforceable in accordance with its terms as to the Company and/or its subsidiaries, respectively, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights and (b) the availability of remedies.  To the Knowledge of the Sellers, the Company and its subsidiaries, the Company and its subsidiaries are not in violation or breach of or Default under any Material Contract. Schedule 6.3 lists all Material Contracts (where the value of aggregate payments or receipts is $45,000 or greater) of the Company and/or its subsidiaries. True and correct copies of all Material Contracts have been provided to Buyer.

Sellers have not provided any guarantee on behalf of the Company and/or any of its subsidiaries in respect of any Material Contract.

Sellers, the Company and its subsidiaries will each take any and all steps reasonably requested by the Buyer which are necessary to ensure that the Material Contracts are not terminated or any services or revenues contemplated thereunder reduced in any way as a result of the transactions contemplated by this Agreement (including, but not limited to, executing any transfer and/or assignment agreements and effecting any measures associated therewith). Contracts which require approval of third parties to this transaction or which may be terminated due to this transaction are listed on Schedule 6.2.

Intellectual Property.

(a) Schedule 6.11(a) of this Agreement contains a complete and accurate list (by name and version number) of all products, internet properties, software and/or service offerings of the Company and/or its subsidiaries (collectively, “Company Products”) (i) that have been operated, sold, licensed, distributed or otherwise provided in the three (3)-year period immediately preceding the date hereof, (ii) for which the Company and/or any its subsidiaries has any obligation or liability related thereto, or (iii) which the Company and/or its subsidiaries intends to sell, distribute, operate, license or otherwise provide in the future, including any Company Products under development.

(b) Schedule 6.11(b) of this Agreement lists all Intellectual Property Rights owned by, filed in the name of, or applied for, by any of the Sellers, the Company and/or its subsidiaries which are applicable to the business or operations of the Company and/or its subsidiaries (the “Company Registered Intellectual Property Rights”) and lists any proceedings or actions before any court, tribunal (including but not limited to the United States Patent and Trademark Office (the “PTO”), or equivalent authority anywhere in the world, related to any of the Company Registered Intellectual Property Rights or any other intellectual property of any type (“Intellectual Property”) owned, licensed and/or used by or in the business or products of the Company and/or its subsidiaries (collectively, the “Company Intellectual Property”).  The Company and the Sellers represent and warrant that the Company Intellectual Property includes, but is not limited to, all rights of all types relating to “Heroes Of The Pacific” intellectual property.

(c) Each item of Company Registered Intellectual Property Right is currently in compliance with all necessary formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and is valid and subsisting.  All necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark, Internet, or other authorities in the United States and all applicable foreign jurisdictions, as the case may be, for the purposes of applying for, perfecting, prosecuting and maintaining each such Company Registered Intellectual Property Right.  Except as set forth on Schedule 6.11(c) of this Agreement, there are no actions that must be taken by the Sellers, the Company and/or its subsidiaries within two (2) years of the date hereof, including but not limited to the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO (or other comparable entities elsewhere in the world) office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Rights.  The Sellers, the Company and/or its subsidiaries have not claimed any small business status in the application for or registration of any Company Registered Intellectual Property Rights that would not be applicable following the consummation of the Contemplated Transactions.

(d) The Company’s and/or its subsidiaries use or distribution of any data, information, content or other works (including data, information content or works belonging to third parties) does not, has not, and following the transactions contemplated by this Agreement will not: (i) infringe or violate the rights (including Intellectual Property Rights or rights under contract or policy) of any person or entity or (ii) violate any law or regulation of any country or jurisdiction, and the Sellers, the Company and/or its subsidiaries have not received any notice of any infringement or violation with respect thereto.

(e) In each case in which the Company and/or its subsidiaries has acquired any Intellectual Property or Intellectual Property Right from any person or entity, including the Company’s acquisition of all Intellectual Property Rights with respect to the “Heroes Of The Pacific,” including but not limited to all rights thereto from Ben Byron Palmer, the Company and its subsidiaries, as applicable, have obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property and the associated Intellectual Property Rights (including the right to seek damages with respect thereto) to the Company.  To the maximum extent required by, and in accordance with, applicable laws and regulations, the Company and its subsidiaries, if applicable, have recorded each such assignment of a Registered Intellectual Property Right assigned to the Company and/or its subsidiaries with the relevant Governmental Body or regulatory authority.

(f) To the best Knowledge and belief of the Sellers, the Company and its subsidiaries, there are no facts or circumstances that would render any Company Intellectual Property invalid or unenforceable, nor have the Sellers, the Company or its subsidiaries taken, or failed to take, any action in the application for or prosecution of any Company Intellectual Property that would render such Company Intellectual Property invalid or unenforceable.

(g) Each item of Company Intellectual Property is free and clear of any liens or encumbrances, except for non-exclusive licenses granted to end-user customers in the ordinary course of business, consistent with past practice, the forms of which have been provided to Buyer and Parent.

(h) The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property, including but not limited to the Company being the exclusive owner of “Heroes Of The Pacific,” with no obligations (financial or otherwise) to any other person or entity with respect to such ownership or license.  Without limiting the generality of the foregoing, (i) the Company is the exclusive owner of all trademarks and internet properties used in connection with the operation or conduct of the businesses of the Company and/or its subsidiaries, including the sale, distribution or provision of any Company Products and the operation of any web sites by the Company and/or its subsidiaries, (ii) the Company owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Company Products or which the Company and/or its subsidiaries otherwise purports to own, and (iii) to the extent that any patent would be infringed by any Company Product, the Company is the exclusive owner of such patent.

(i) Schedule 6.11(i) of this Agreement lists all Intellectual Property licenses (“IP Licenses”) pursuant to which the Company or its subsidiaries created or developed any Intellectual Property for or on behalf of any third party and granted such third party any exclusive rights to or joint ownership of such Intellectual Property or related Intellectual Property Rights.  Except as otherwise provided in Schedule 6.11(i) of this Agreement, the Company has not (i) transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Right that is or was Company Intellectual Property, to any other person or entity, or (ii) permitted Company’s rights in such Company Intellectual Property to lapse or enter the public domain.

(j) Except as set forth on Schedule 6.11(j) of this Agreement, all Intellectual Property used in or necessary to the conduct of Company’s businesses (including its subsidiaries) as presently conducted or used at any time in the conduct of Company’s businesses (including its subsidiaries) as currently contemplated by the Company and its subsidiaries to be conducted, was written and created solely by either (i) employees of the Company acting within the scope of their employment, with all such employees having executed all necessary assignments of inventions, discoveries and intellectual property rights to the Company, (ii) third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company, or (iii) third parties who have entered into an agreement with the Company pursuant to which any Intellectual Property authored or created by such third party would be considered a work made for hire pursuant to Australian intellectual property laws which inure solely to the benefit, right and ownership of the Company and no third party owns or has any rights to any such Intellectual Property.  The Company and the Sellers represent and warrant that the Intellectual Property of the Company includes, but is not limited to, all rights of all types relating to “Heroes Of The Pacific” intellectual property.

(k) To the extent that any Intellectual Property or Intellectual Property Rights have been developed or created by a third party for the Company or its subsidiaries or is incorporated into any of the Company Products, the Company has a written agreement with such third party with respect thereto and the Company thereby has obtained, pursuant to an IP License listed on Schedule 6.11(k) of this Agreement, a perpetual, non-terminable, full-paid, world-wide license (sufficient for the conduct of the Company’s businesses as currently conducted and as proposed to be conducted) to, all such third party’s Intellectual Property and Intellectual Property Rights, and in each case such rights and licenses shall survive the transactions contemplated by this Agreement.

(l) Schedule 6.11(l) of this Agreement sets forth, for each Company Product, (i) whether use or operation of such Company Product by any customer or end-user on any third party hardware or software platform (a “Third Party Platform”) requires such customer or end-user to enter into an agreement or license with the manufacturer of such Third Party Platform, and (ii) all IP Licenses entered into with such manufacturer of such Third Party Platform.  Except as set forth on Schedule 6.11(l), the Company Intellectual Property constitutes all the Intellectual Property and Intellectual Property Rights used in or necessary to the conduct of the businesses of the Company and its subsidiaries, and as it is currently planned or contemplated to be conducted by the Company and/or its subsidiaries, including, without limitation, the operation, design, development, manufacture, use, import, distribution and sale of Company Products.

(m) No person who has licensed any Intellectual Property or Intellectual Property Rights to the Company or its subsidiaries has ownership rights or license rights to improvements made by or for the Company and/or its subsidiaries in such Intellectual Property or Intellectual Property Rights, and all such licenses provide that all such ownership rights or license rights to improvements made by or for the Company and/or its subsidiaries in such Intellectual Property or Intellectual Property Rights shall inure to solely the Company and/or its subsidiaries.

(n) Company has the right to use, pursuant to valid licenses which are listed on Schedule 6.11(n) of this Agreement, all data (including personal data of third parties), all software development tools, library functions, operating systems, data bases, compilers and all other third-party software that are used in the business and/or operation of the Company and/or its subsidiaries or that are required to create, modify, compile, operate or support any software that is Company Intellectual Property or is incorporated into any Company Product.

(o) Except as set forth on Schedule 6.11(o) of this Agreement, no open source or public library software, including without limitation, any version of any software licensed pursuant to any public license, was used in the development or modification of any software that is or was Company Intellectual Property or is incorporated into any Company Product.

(p) No governmental entity, university, college, other educational institution or research center or third parties have any rights whatsoever in any Company Intellectual Property.

No current or former employee, consultant or independent contractor of the Company or any of its subsidiaries, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its subsidiaries.

(q) The operation of the businesses of the Company and its subsidiaries as it is currently conducted, or is contemplated to be conducted, by the Company and its subsidiaries, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, operation, manufacture and sale of Company Products, does not and will not after the transactions contemplated by this Agreement infringe or misappropriate any and Intellectual Property and/or any Intellectual Property Right of any person or entity, violate any right of any person or entity (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Sellers, the Company and/or its subsidiaries have not received notice from any person or entity claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company or its subsidiaries infringes or misappropriates any Intellectual Property Right of any person or entity or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor do the Sellers, the Company and/or its subsidiaries have any Knowledge of any basis therefor).

(r) No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property.

(s) Schedule 6.11(s)(i) of this Agreement lists all inbound IP Licenses (including without limitation all non-negotiated IP Licenses such as free downloads, shrink-wrap and click-through agreements and open source licenses and agreements), Schedule 6.11(s)(ii) of this Agreement lists all material outbound IP Licenses, and Schedule 6.11(s)(iii) of this Agreement lists, for each Company Product, all Intellectual Property or Intellectual Property Rights of a third party used in such Company Product and the IP License pursuant to which Company acquired the right to use such Intellectual Property or Intellectual Property Rights.

(t) All IP Licenses are in full force and effect.  The Company and/or its subsidiaries are not in breach of nor has it/they failed to perform under, and the Sellers, the Company and/or its subsidiaries have not received any notice of any breach or failure to perform under, any of the IP Licenses and, to the Knowledge of the Sellers, the Company and/or its subsidiaries, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.  The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, diminution, reduction, cancellation, termination or suspension of any IP Licenses or entitle the other party or parties to such IP Licenses to terminate such IP Licenses.  The transactions contemplated by this Agreement will not result in any third party being granted any rights to any Company Intellectual Property Rights that are in addition to, or greater than, such third party currently has under such IP Licenses, including any access to or release of any source code owned by or licensed to the Company.

(u) Schedule 6.11(u) of this Agreement lists all IP Licenses between the Company and any other person or entity wherein or whereby the Company or any of its subsidiaries has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or its subsidiaries or such other person or entity of the Intellectual Property Rights of any person or entity other than the Company.

(v) There are no contracts, licenses or agreements between the Company and/or its subsidiaries and any other person or entity with respect to Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company or its subsidiaries thereunder.

(w) To the Knowledge of the Sellers, the Company and/or its subsidiaries, no person is infringing or misappropriating any Company Intellectual Property Right.

(x) The Company has taken all steps that are reasonably required to protect the Company’s rights and its subsidiaries’ rights in confidential information and trade secrets of the Company and/or is subsidiaries or provided by any other person or entity to the Company and/or its subsidiaries.

Employee Matters.

(a)
There is not presently pending or existing, and to the Knowledge of Sellers, the Company and/or its subsidiaries, there is not threatened, any strike, slowdown, picketing, employee grievance process or other work stoppage or labor dispute involving the Companyand/or its subsidiaries and no event has occurred or circumstance exists that may provide the basis for any such work stoppage or labor dispute.

(b)
The Company and its subsidiaries are not obligated to grant stock options or other similar rights or make any retirement payment to any person or entity except for the retention plan and severance payments as provided under Schedule 5 of this Agreement.

(c)
To the Knowledge of Sellers, the Company and/or its subsidiaries, there is not pending or threatened, any Proceeding against or affecting the Company and/or its subsidiaries relating to the alleged violation of any Law pertaining to labor relations or employment matters

(d)
Sellers have not, prior to the date of this Agreement, and Sellers will not from and after the execution of this Agreement and for an additional period of at least two (2) years immediately after Stage 1 of the Contemplated Transaction solicit, directly or indirectly, any of the Company’s employees or any of its subsidiaries’ employees to resign from or otherwise cease employment with the Company or its subsidiaries.

(e)
 Schedule 6.12(e) of this Agreement lists all Contracts providing for a commitment of employment, consulting or independent contractor services (and provides a description of all oral agreements related thereto) to which the Company or its subsidiaries is a party which either (i) contain severance, bonus or other provisions that may be triggered by the Contemplated Transactions or (ii) contain obligations continuing beyond the consummation of the Contemplated Transactions, and true, correct and complete copies of all such written agreements have been delivered to Buyer and Parent.  In addition, Schedule 6.12(e) of this Agreement identifies all current employees, consultants and independent contractors of the Company and/or its subsidiaries, including, without limitation, all officers of the Company and/or its subsidiaries, and describes the job title of and compensation (including, without limitation, salary, bonuses and perks) payable to, each such individual.  None of such employees has indicated to the Company or is subsidiaries a present intention to resign or retire, and the Company does not have a present intention to terminate the employment of any of them.  No employee of the Company is in violation of any material term of any employment contract (whether written or oral), patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with the Company or is subsidiaries or any other person or entity (including prior employers) because of the nature of the business now conducted or now proposed to be conducted by the Company and/or its subsidiaries.

(f)
Company Employee Benefit Plans.Schedule 6.12(f) of this Agreement contains a list of all employee benefit plans in which employees of the Company and/or its subsidiaries participate as of the date of this Agreement and/or at any time thereafter (the “Benefit Plans”).  Sellers and the Company have delivered to Buyer and Parent true, correct and complete copies of all documents (including the most recent plan document incorporating all plan amendments, the most recent summary plan description and, if applicable, the most recent governmental determination letter) embodying the Benefit Plans.  To the Knowledge of the Sellers, the Company and its subsidiaries, each of the Benefit Plans is and has at all times been in compliance in all material respects with applicable provisions of Victorian and the Federal Government of Australia laws and regulations and all other applicable laws and regulations .  With respect to each Benefit Plan, no action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Benefit Plan (other than routine claims for benefits) is pending.

Compliance.

Sellers, the Company and its subsidiaries represent and warrant that the Company and its subsidiaries conduct its/their business in accordance with all applicable Laws, including any applicable Laws relating to anti-competition, anti-trust, tax, commercial law, corporate law and anti-monopoly and the regulation thereof.

Legal Proceedings.

The Sellers, the Company and its subsidiaries represent and warrant that there are no Proceedings pending against, or threatened against or affecting (a) the Company and/or its subsidiaries, (b) any asset of the Company and/or its subsidiaries, or (c) the Company Intellectual Property Rights.  Neither the Company, its subsidiaries nor Sellers is subject to any Order that has or could reasonably be expected to have a Material Adverse Effect or that could be reasonably expected to materially impair the business or prospects of the Company and/or its subsidiaries or materially impair or delay the ability of Sellers to consummate the Contemplated Transactions.

Title to Property.

The Company has good title to, or in the case of leased property and assets, has valid leasehold interests in all property and assets utilized by the Company and/or its subsidiaries without Encumbrances of any kind (whether real, personal, tangible or intangible) reflected on the Company’s balance sheet or acquired after the Balance Sheet Date, except for (i) any Encumbrances as described in Schedule 6 (ii) nor have any properties and assets been sold or disposed of since the Balance Sheet Date except in the ordinary course of business consistent with past practices.  Schedule 7 contains a true, correct and complete list of all tangible and intangible assets and properties (including business software) of the Company, all of which shall be transferred with the Company.  The Company has the right to commercially exploit the Intellectual Property in the Database included herein. True, correct and complete copies of all titles and leases have been provided to Buyer.

Tax Matters.

(a)	All Tax Returns required by Law to be filed by or on behalf of the Company have been filed. All Taxes owed by the Company (whether or not shown as due on its Tax Returns) and due have been paid.

(b)
No audits or other Proceedings exist with respect to any Taxes or Tax Returns of the Company (including its subsidiaries).  The Company and/or its subsidiaries do not currently have any Tax deficiency proposed or assessed against it in writing by any Governmental Authority.

Insurance.

The Company has at all times maintained all insurances: (a) necessary for the proper conduct of the business of the Company and its subsidiaries, in the ordinary course including insurance for the actions of and injury to employees; and (b) against all risks normally insured against by persons or entities carrying on the same type of business as the Company.  There is no claim outstanding under any insurance policy or insurance contract exceeding $10,000 and to the  Knowledge of the Sellers, the Company and/or its subsidiaries, there are no circumstances likely to give rise to a claim.  No claim has been made under any insurance contract during the 12 months before the date of this Agreement.  The Company has never had an insurance claim refused or been refused insurance coverage.  Schedule 6.17 of this Agreement lists all insurance policies and contracts covering the Company, its subsidiaries and/or their respective employees, properties, assets, liabilities and/or risks.

6.18
Subsidiaries.  The Company has no other subsidiaries except for only (i) Interactive Entertainment (AUST) PTY LTD and (ii) IR Gurus Interactive Pty Ltd.  Except as set forth on Schedule 6.18 of this Agreement, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

6.19
Brokers; Finders.  No broker, investment bank, financial advisor or other person or entity is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon any arrangements made by or on behalf of the Sellers or the Company and/or its subsidiaries.

7.	REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent each represents and warrants to Sellers that the statements in this Section 7 are all true and correct as of the date of this Agreement:

Organization.

Parent is duly organized, validly existing and, if applicable, in good standing, under the Laws of Delaware and has all requisite power and authority to own its assets and carry on business as presently conducted by it.  Buyer is duly organized, validly existing and, if applicable, in good standing, under the Laws of Australia and has all requisite power and authority to own its assets and carry on business as presently conducted by it.  Parent and Buyer have delivered to the Company true, correct and complete copies of all Governing Documents of each of the Parent and Buyer, each as amended up through the date of delivery thereof to the Company, with no other changes thereto being made from and after the delivery thereof to the Company.  Parent and Buyer represent and warrant that the Parent and Buyer are not in violation of any provision of any of their respective Governing Documents, nor any other operational or business agreements to which the Parent and Buyer are a party.

Capitalization.

The capitalization of Parent is set forth in Schedule 7.2 hereto.

Authority.

Buyer and Parent each have all necessary power and authority and has taken all actions necessary to enter into this Agreement and to carry out the Contemplated Transactions.

The respective boards of directors of Buyer and Parent have taken all action required by Law and their respective Governing Documents or otherwise to be taken by Buyer and/or Parent to authorize the execution and delivery of this Agreement by Buyer and Parent and the consummation of the Contemplated Transactions, subject to the terms and conditions contained in this Agreement.  This Agreement has been duly and validly executed and delivered by Buyer and Parent and, when executed and delivered by Sellers, will constitute a legal, valid and binding obligation of Buyer and Parent enforceable against them in accordance with their terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting generally the enforcement of creditors’ rights and (b) available remedies.  The shares of Parent Common Stock to be issued to the Sellers as the Stock Payment shall have been duly authorized and validly issued to the Sellers and deposited into escrow as provided in this Agreement.

Consents and Approvals.

Buyer and Parent are not nor will be required to give any notice to any person or obtain any Consent or Governmental Authorization in connection with the execution and delivery of this Agreement, or the consummation or performance of any of the Contemplated Transactions, except for those notices, Consents or Governmental Authorizations generally referred to elsewhere herein.

No Conflicts.

The execution and delivery by the Parent and the Buyer of this Agreement and the performance by the Parent and the Buyer of their respective obligations under this Agreement and the consummation of the Contemplated Transactions will not: (a) conflict with or result in a violation or breach of the Governing Documents of the Parent or the Buyer; (b) conflict with or result in a violation or breach of any Law or Order applicable to the Parent or the Buyer and/or any of their respective assets and properties; or (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Parent or the Buyer to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of, (iv) result in or give to any person or entity any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Encumbrance upon Parent or the Buyer and/or any of their respective assets and properties under any agreement to which the Parent or the Buyer is a party or by which any of their respective assets or properties is bound.

Non-contravention.

Neither entry into this Agreement nor its execution will directly or indirectly (with or without notice or lapse of time):

(a)	contravene any provision of the governing documents of Buyer or Parent;

(b)	contravene any Governmental Authorization, Law or Order to which Buyer or Parent may be subject;

(c)	conflict with or result in a Default under any Material Contract of Buyer or Parent.

Financial Statements.

Parent has delivered to Sellers un-audited financial statements of the Parent as of December 31, 2006.  Parent has also delivered its audited financial statements for each of the financial years ending on March 31, 2005 and March 31, 2006  (the “Parent’sFinancial Statements”),  The Parent’s Financial Statements were prepared in accordance with US GAAP, and fairly present, in all material respects, the financial position, results of operations of the Buyer as of the respective dates and for the respective periods indicated therein.

No Undisclosed Liabilities.

Except as disclosed in the Parent’s Financial Statements and the Parent’s Balance Sheet and Schedule 7.8 of this Agreement, the Parent has no liability (current or contingent) or obligation, except for liabilities and obligations incurred in the ordinary course of business since the Parent’s Balance Sheet Date.  Except as disclosed in Schedule 7.8, there is no planned or expected undisclosed future cash expenditures, other than in the ordinary course of business, such as but not limited to any loan by the Buyer, which may adversely affect Parent’s or Buyer’s cash flow or financial condition.

Absence of Certain Changes.

Except as disclosed in Schedule 7.9 or as contemplated by this Agreement, since the Parent’s Balance Sheet Date, the Parent has not:

(a) declared, set aside or paid any dividend or other distribution with respect to any shares of its capital stock, or otherwise made any payment to Sellers or any Affiliate of the Parent;

(b) taken any other actions except in the ordinary course of business;

(c) accelerated the collection of accounts receivable, delayed the payment of accounts payable or otherwise changed its treasury management practices, in each case in a material respect; or

(d) made any change in its accounting policies or procedures, in any material respect.

In addition to the foregoing, since the date of the Parent’s Financial Statements:

(e) Parent and Buyer have not (i) amended, or agreed to amend, their Governing Documents, (ii) merged with or into or consolidated with, or agreed to merge with or into or consolidate with, any other person or entity, or (iii) except as reasonably required in connection with the transactions contemplated by this Agreement or as described elsewhere in this Agreement, changed, or agreed to change, in any material manner the character of its business;

(f) Parent and Buyer have conducted their business only in the usual and ordinary course and in accordance with past practices;

(g) there has been no material change (or series of changes, casualty or otherwise) in the business, condition (financial or otherwise), results of operations, assets, Liabilities or earnings of the Parent and Buyer, other than changes arising in the ordinary course of business consistent with past practice and experience, none of which changes, individually or in the aggregate, has had or reasonably could be expected to have a material adverse effect on the Parent and Buyer;

(h) Parent and Buyer have not made or promised to make any material increase in any salaries, rates of pay or other compensation or benefits of any business of its employees, nor has Parent and Buyer made any accrual for or commitment or agreement to make or pay the same, nor any payment or commitment to pay any severance or termination pay to any of the business of its employees, and no employees are covered by any collective bargaining agreements;

(i) Parent and Buyer have not suffered any strike or other labor trouble, and Parent and Buyer have not entered into any material agreement or material negotiation with any labor union or other collective bargaining representative of any business of its employees;

(j) to the best Knowledge and belief of the Parent and Buyer, there has been no change or, any threat of any change, in any of the Parent’s or Buyer’s relations with, or any loss of or, to the Knowledge of the Parent or buyer, threat of loss of, any of the suppliers, distributors or customers of its respective business, or any material decrease or limitation, of any such supplier’s provision of services, supplies or materials to the Parent or Buyer or any such customer’s usage or purchase of services or products of Parent or Buyer that has had or reasonably could be expected to have a material adverse effect on the Parent and Buyer;

(k) there has been no change in the method of accounting or keeping of books of account or accounting practices with respect to the Parent and Buyer;

(l) Parent and Buyer have not waived, or agreed to waive, any right of material value with respect to the Parent and Buyer or any of its respective assets or properties;

(m) Parent and Buyer have not changed, or agreed to change, any of its respective business policies or practices, including advertising, marketing, pricing, purchasing, personnel, sales, returns or budget policies or practices, which changes would have a material adverse effect on the Parent and/or Buyer;

(n) except in the ordinary course of business or as otherwise permitted or required by this Agreement, the Parent and Buyer have not (i) entered into, or agreed to enter into, any lease (as lessor or lessee) or any license (as licensee or licensor) on behalf of the Parent or Buyer, (ii) sold, abandoned or made, or agreed to sell, abandon or make, any other disposition of any of the assets or properties of the Parent or Buyer; or (iii) waived or relinquished any other rights of material value;

(o) neither the Parent or Buyer have granted or suffered, or agreed to grant or suffer, any Encumbrance on any assets or stock of the Parent or Buyer;

(p) except as provided herein, the Parent and/or Buyer have not entered into or amended, or agreed to enter into or amend, any contract or other agreement by or to which the Parent and/or Buyer is bound or subject, pursuant to which it agrees to indemnify any party on behalf of the Parent and/or Buyer or pursuant to which it agrees to refrain from competing with any party;

(q) Parent and Buyer have not, except in the ordinary course of business, incurred or assumed, or agreed to incur or assume, any material Liability (whether or not currently due and payable);

(r) Parent and Buyer have not terminated, or agreed to terminate, or failed to renew or received any oral or written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Contract, license or Permit and/or Approval, where any such termination or failure to renew could reasonably be expected to have a material adverse effect on the Parent and/or Buyer; and

(s) Parent and/or Buyer have not entered into, or agreed to enter into, any transaction where the same has or could reasonably be expected to have a material adverse effect on Parent and/or Buyer.

Contracts.

Each Contract to which the Parent is a party that is material to the Parent or is otherwise material to the operation of the Parent’s business as presently conducted (collectively, the “Parent’s Material Contracts”) is in full force and effect, constitutes a legal, valid and binding Agreement of the Parent and is enforceable in accordance with its terms as to the Parent, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights and (b) the availability of remedies.  To Parent’s Knowledge, the Parent is not in violation or breach of or Default under any of Parent’s Material Contracts.

Intellectual Property.

Parent is the legal owner or licensee of all intellectual property of the Parent.

Employee Matters.

(a)
There is not presently pending or existing, and to the Knowledge of Parent or the Buyer, there is not threatened, any strike, slowdown, picketing, employee grievance process or other work stoppage or labor dispute involving the parent or the Buyer and no event has occurred or circumstance exists that may provide the basis for any such work stoppage or labor dispute.

(b)
To the Knowledge of the Parent and the Buyer, there is not pending or threatened, any Proceeding against or affecting the parent or the Buyer relating to the alleged violation of any Law pertaining to labor relations or employment matters

Compliance.

Buyer and Parent represent and warrant that the Buyer and the Parent conduct their respective business in accordance with all applicable Laws, including any applicable Laws relating to anti-competition, anti-trust, tax, commercial law, corporate law and anti-monopoly and the regulation thereof.

Legal Proceedings.

The Buyer and Parent represent and warrant that there is no Proceeding pending against threatened against the Buyer or Parent, or relating to, affecting or arising in connection with it.  Neither Buyer nor Parent are subject to any Order that could be reasonably expected to materially impair the business or prospects of the Parent and/or its subsidiaries.

Title to Property.

The Parent has good title to, or in the case of leased property and assets, has valid leasehold interests in all property and assets utilized by the Parent without Encumbrances (whether real, personal, tangible or intangible) reflected on the Parent’s Balance Sheet or thereafter acquired, except for (i) any Encumbrances as described in Schedule 7.15 and/or (ii) properties and assets sold or disposed of since the Parent’s Balance Sheet Date in the ordinary course of business consistent with past practices.

Tax Matters.

(a)
All material Tax Returns required by Law to be filed by or on behalf of the Buyer and Parent have been filed.  All Taxes owed by the Buyer or Parent (whether or not shown as due on its Tax Returns) and due have been paid, except to the extent that a reserve for such Taxes has been reflected on the Financial Statements in accordance with US GAAP.

(b)
No audits or other Proceedings exist with respect to any Taxes or Tax Returns of the Buyer or the Parent.  Neither the Buyer nor the Parent currently have any Tax deficiency proposed or assessed against it in writing by any Governmental Authority.

Insurance.

The Buyer and the Parent have at all times maintained all insurances: (a) necessary for the proper conduct of the business of the Buyer and the Parent, in the ordinary course including insurance for the actions of and injury to employees; and (b) against all risks normally insured against by persons carrying on the same type of business as the Buyer and the Parent.  There is no claim outstanding under any insurance contract exceeding $10,000 and to the Knowledge of Buyer or Parent, there are no circumstances likely to give rise to a claim. No claim has been made under any insurance contract during the 12 months before the date of this Agreement.  The Buyer and the Parent have never had an insurance claim refused or been refused insurance coverage.

Subsidiaries.

The Parent has no other subsidiaries except for only the Buyer, 2WG Media, Inc. and Roveractive Ltd. The Parent does not directly or indirectly own any other equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, other than the 21 shares of the Company which are owned by the Parent.

Brokers; Finders.

No broker, investment bank, financial advisor or other person or entity is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon any arrangements made by or on behalf of the Parent or the Buyer.

8.	COVENANTS OF SELLERS BEFORE CLOSURE

Operation of the Business of the Company.

Between the date of this Agreement and the subsequent date that Buyer and Parent take control of the Company’s Board of Directors pursuant to Section 2.11 of this Agreement after the closing of Stage 1 of the Contemplated Transaction, except as otherwise specifically provided in  this Agreement, Sellers will ensure that the Company will:

(a)	conduct the business of the Company only in the ordinary course of business;

(b)
use all reasonable efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees and agents of the Company, and maintain relations and goodwill with suppliers, customers, landlords, employees, agents and others having business relationships with the Company; and

(c )
will not knowingly or intentionally be in breach or default of any obligation, duty or other matter and, in the event of any breach or default of any obligation, duty or other matter, the Sellers shall use all reasonable efforts to cure each and every such breach or default.

Access.

(a)
From the date of this Agreement until the completion of Stage 1 of the Contemplated Transaction, Sellers will (i) permit Buyer, Parent and their authorized Representatives reasonable access to the offices, properties, books and records of the Company and its subsidiaries, and (ii) furnish, and cause the Company to furnish, to Buyer, Parent and their authorized Representatives such financial and operating data and other information relating to the Company and its subsidiaries as such persons may reasonably request; provided, however, that any such access will be during regular business hours and upon reasonable advance notice.  Sellers will instruct its employees, counsel and financial advisors to provide reasonable cooperation to Buyer, Parent and their authorized Representatives in its investigation of the Company and its subsidiaries.  Buyer and Parent will also have access to all personnel records of the Company and its subsidiaries, including records relating to information which in Sellers’ good faith opinion is sensitive or the disclosure of which could expose the Company and/or its subsidiaries to risk of liability.

(b)
On and after the execution hereof, Sellers will promptly afford to Buyer, Parent and their Representatives reasonable access to books of account, financial and other records, information, employees and auditors to the extent necessary in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Company and its subsidiaries; provided that any such access by Buyer, Parent and their Representatives will not unreasonably interfere with the conduct of the business of the Company.

Notice of Certain Events.

Sellers and the Company shall comply with each of the following provisions of this Section 8.3 and Sellers will promptly notify Buyer and Parent in writing of:

(a)	any notice or other communication for any person or entity alleging that the Consent of such person or entity is or may be required in connection with the Contemplated Transactions;

(b)	any notice or other communication for any Governmental Body that is or may be required in connection with the Contemplated Transactions; and

(c)
any Proceedings relating to the Sellers, the Company and/or its subsidiaries or any Order relating to Sellers or the Company and/or its subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement.

(d)	Regulatory and Other Approvals.

Between the date of this Agreement and the subsequent date that Buyer and Parent take control of the Company’s Board of Directors pursuant to Section 2.11 of this Agreement after the closing of Stage 1 of the Contemplated Transaction, Sellers will, and will cause the Company and its subsidiaries to, (a) proceed diligently, expeditiously and in good faith as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Bodies or Regulatory Authorities or any other person or entity required of Sellers, the Company and the subsidiaries to consummate the transactions contemplated hereby, (b) provide such other information and communications to such Governmental Bodies or Regulatory Authorities or other persons as such Governmental Bodies or Regulatory Authorities or other persons may reasonably request in connection therewith, and (c) cooperate with Buyer and Parent in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Bodies or Regulatory Authorities or other persons or entities required of Buyer and/or Parent to consummate the Contemplated Transactions.

Sellers will provide prompt notification to Buyer and Parent when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Buyer and Parent in writing of any communications (and, unless precluded by law, provide copies of any such communications that are in writing) with any Governmental Bodies or Regulatory Authority or other person or entity regarding any of the Contemplated Transactions.  Buyer and Parent will proceed diligently, expeditiously and in good faith to endeavor to obtain as promptly as practicable all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Bodies or Regulatory Authorities or any other person required of Buyer and/or Parent to consummate the transactions contemplated hereby, provide such other information and communications to such Governmental Bodies or Regulatory Authorities or other persons or entities as such Governmental Bodies or Regulatory Authorities or other persons or entities may reasonably request in connection therewith, and provide reasonable cooperation to Seller and the Company in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Bodies or Regulatory Authorities or other persons required of Seller, the Company and/or its subsidiaries to consummate the Contemplated Transactions.  Buyer and/or Parent will provide prompt notification to one Representative of all the Sellers, as designated in writing to Buyer by all the Sellers prior to the date of this Agreement (the “Sellers’ Notification Representative”), when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Sellers’ Notification Representative of any communications (and, unless precluded by law, provide copies of any such communications that are in writing) with any Governmental Bodies or Regulatory Authority or other person or entity regarding any of the Contemplated Transactions.

(e)  Conduct of Business.  Between the date of this Agreement and the subsequent date that Buyer and Parent take control of the Company’s Board of Directors pursuant to Section 2.11 of this Agreement after the closing of Stage 1 of the Contemplated Transaction, Sellers will cause the Company and its subsidiaries to conduct business only in the ordinary course. Without limiting the generality of the foregoing, Sellers will cause the Company and its subsidiaries to (a) preserve intact the present business organization and reputation of the Company and its subsidiaries in all material respects, (b) use their best efforts to keep available and retain the services of all employees of the Company and its subsidiaries and to encourage such employees to continue in the employment of the Company and/or its subsidiaries, (c) maintain the assets and properties of the Company and its subsidiaries in good working order and condition, subject to ordinary wear and tear, (d) maintain the good will of key customers, suppliers and lenders and other persons with whom the Company and/or its subsidiaries otherwise has significant business relationships, and (e) maintain the Company Intellectual Property and preserve all protections thereof, including but not limited to responding appropriately and in a timely manner to any office action issued by the United States Patent and Trademark Office and any similar entity in Australia and any other jurisdiction in which the Company and/or its subsidiaries conducts business or to any other inquiry by any other governmental or regulatory agency or any third party regarding the Company Intellectual Property.

(f)
Certain Restrictions.  Except as otherwise specifically provided in this Agreement, between the date of this Agreement and the subsequent date that Buyer and Parent take control of the Company’s Board of Directors pursuant to Section 2.11 of this Agreement after the closing of Stage 1 of the Contemplated Transaction, Sellers will cause the Company and its subsidiaries to refrain from the following:

(i) amending its articles of incorporation or bylaws (or other comparable corporate charter documents) or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such corporation;

(ii) authorizing, issuing, selling or otherwise disposing of any shares of capital stock of or any option, warrant or other right with respect to the capital stock of the Company or its subsidiaries, or modifying or amending any right of any holder of outstanding shares of capital stock of or options with respect to the Company and/or its subsidiaries;

(iii) except for with respect to transfers to and from the Company’s central cash account made in the ordinary course of business, the Company and its subsidiaries shall not declare, set aside or pay any dividend or other distribution, directly or indirectly, nor directly or indirectly redeem, purchase or otherwise acquire any capital stock of or any option with respect to the Company or any of its subsidiaries;

(iv) other than in the ordinary course of business, acquiring or disposing of, or incurring any Encumbrance on, any assets and properties;

(v) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Contracts or IP Licenses that exceed ten thousand dollars (US$10,000) individually, or twenty-five thousand dollars (US$25,000) in the aggregate, or have a term exceeding six months, except for revenue related IP Licenses and other Contracts entered into in the ordinary course of business; provided, however, that the Buyer or Parent must approve in writing of each such Contract and/or IP License prior to the Company entering into such Contract and/or IP License;

(vi) incurring or obtaining a draw on any indebtedness (including any indebtedness from Film Victoria) or (ii) other than as contemplated by this Agreement, purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right under, any indebtedness;

(vii) engaging with any person or entity in any merger or other business combination or sale of assets ;or incurrence of any Encumbrances;

(viii) making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets or entering into any operating lease or other obligation in the aggregate in excess of ten thousand dollars (US$10,000);

(ix) except to the extent required by applicable law, making any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy, or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes;

(x) except to the extent required by applicable law, adopting, entering into or becoming bound by any material Benefit Plan, employment-related Contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely) any such Benefit Plan, employment-related Contract or collective bargaining agreement;

(xi) making any change in its fiscal year;

(xii) causing or committing the damage, destruction, or loss of (whether or not covered by insurance) any property other than dispositions of property in the ordinary course of business;

(xiii) making any loan or cash advance to, any director, officer, or employee;

(xiv) granting any increase in the base compensation of any employee, officer, consultant or director;

(xv) making any other change in employment terms that will be in force on the date of this Agreement or any time thereafter for any director, officer, employee or consultant;

(xvi) initiating any lawsuit or similar grievance except in the ordinary course of business; or

(xvii) entering into any Contract to do or engage in any of the foregoing.

(g)
Litigation.  From the date hereof through the subsequent date that Buyer and Parent take control of the Company’s Board of Directors pursuant to Section 2.11 of this Agreement after the closing of Stage 1 of the Contemplated Transaction, Sellers shall promptly notify Buyer and Parent of any investigations of which any Seller has Knowledge or any lawsuits, claims, notices of violation or proceedings that after the date hereof are commenced or, to the Knowledge of the Sellers, the Company and/or its subsidiaries threatened, against the Company and/or its subsidiaries.

(h)
Insurance.  From the date hereof through subsequent date that Buyer and Parent take control of the Company’s Board of Directors pursuant to Section 2.11 of this Agreement after the closing of Stage 1 of the Contemplated Transaction, Sellers shall maintain in force (including necessary renewals thereof) any insurance policies listed on Schedule 8.3(h) of this Agreement, except to the extent that they may be replaced with policies or self-insurance determinations appropriate to insure that the assets, properties and business of the Company to the same extent as currently insured.

(i)
Exclusivity.  Neither Sellers nor any of their respective Affiliates, agents, or representatives will (and Sellers will not cause or permit the Company or its subsidiaries to) up through the completion of Stage 1 of the Contemplated Transaction and the transfer of all shares of the Company to the Buyer or Parent (i) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of any capital stock or other voting securities of the Company or its subsidiaries (other than pursuant to director and employee stock options and contractual obligations disclosed in Schedule 8.3(i) of this Agreement), or any substantial portion of the assets, of the Company or its subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.  In addition, Sellers will not (i) transfer, sell, give, pledge or otherwise encumber any of the Shares or (ii) vote any of the Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange, except only with the Buyer and Parent.  In the event this Agreement is terminated by the Sellers as provided herein, then this Section 8.3(i) shall be void at that time.

(j)
Termination of Benefits Plans.  Schedule 8.3(j) lists all Company Benefit Plans, with full and complete copies of all such plans being attached thereto and with the material provisions of each such plan being set forth in such Schedule. The Company, effective immediately prior to the date of Stage 1 of the Contemplated Transaction, shall by all necessary and appropriate action terminate all Company Benefit Plans (relating to the Company and/or its subsidiaries), except the Company's vacation and health plans, which shall be terminated as soon as coverage begins under Buyer's vacation and health plans, and shall terminate all administrative agreements, trust agreements, contracts and/or policies associated with all Company Benefit Plans, and shall commence all administrative actions as are necessary properly and legally to terminate such Company Benefit Plans, as demonstrated by documents or other evidence reasonably satisfactory to Buyer and Parent.

8.4           Agreement Not to Solicit.  For the period beginning on the date of this Agreement and ending two (2) years after Closure, Sellers will not, without the prior written consent of each of Buyer and Parent (which consent may be withheld in the sole discretion of Buyer or Parent), solicit for employment any employee of the Company and/or any of its subsidiaries; for purposes of this paragraph, the term “solicit” shall be deemed not to include advertisements or other generalized employment searches, including advertisements in various media (including trade media) or any job posting system of Sellers, not specifically directed to employees of the Company and/or any of its subsidiaries and shall not include any action by Sellers following any response by any person to such advertisements or generalized searches.

8.5           Non-Compete.

(a) From the date of this Agreement and continuing for a period of two (2) years immediately following the Closure, Sellers covenant and agree that they will not:  (i) either themselves or through any Affiliate or representative or agent, engage, directly or indirectly, in any business or investment activity relating to entertainment software for computer and/or gaming consoles and/or the video game industry or (ii) directly or indirectly solicit any customer or supplier of the Company or its subsidiaries to cease doing business with such entity.

(b) The restrictions set forth in paragraph (a) above shall be effective within all cities, counties, states, provinces and territories of the United States, Australia and all other countries in which either the Company, its subsidiaries and/or the Buyer and/or Parent has engaged in licensing or sales activities or otherwise conducted business or selling or licensing efforts during the two (2) years prior to the Closure, or currently has plans to begin such activities within the period ending two (2) years from the Closure.

(c) Sellers agree that the terms and time period provided for, and the geographical area encompassed by, the covenants contained in paragraphs (a) and (b) above are necessary and reasonable in order to protect Buyer and Parent in the conduct of the business of the Company and its subsidiaries acquired by virtue of this Agreement.  If any court having jurisdiction at any time hereafter shall hold any provision or clause of this Section 8.5 to be unreasonable as to its scope, territory or term, and if such court in its judgment or decree shall declare or determine that scope, territory or term which such court deems to be reasonable, then such scope, territory or term, as the case may be, shall be deemed automatically to have been reduced or modified to conform to that declared or determined by such court to be reasonable.  In the event such court shall not determine the scope, territory or term which such court deems to be reasonable, then the scope, territory or term of this Section 8.5 shall be deemed to be the maximum amount permitted under the laws of the country that are most favorable to interpreting such scope, territory or term to be as broad as possible.  In the event of any conflict of the Laws of Australia and any state in the United States, then the Laws of any state in the United States that are most favorable to interpreting such broadest scope, territory or term shall be deemed to apply to this non-compete provisions contemplated by this Section 8.5.

(d) It is expressly agreed that monetary damages would be inadequate to compensate Buyer and/or Parent for any breach by any Seller of Sellers’ covenants as set forth in this Section 8.5 and, accordingly, that in the event of any breach or threatened breach by any Seller of any such covenant, Buyer and Parent will be entitled to seek and obtain preliminary and permanent injunctive relief in any court of competent jurisdiction located in any state in the United States selected by Buyer or Parent, in addition to any other remedies at law or in equity to which Buyer and/or Parent may be entitled, and each Seller hereby agrees to personal jurisdiction and venue in such court of competent jurisdiction selected by Buyer or Parent.

8.6           Investor Representation Statement.  The parties hereto acknowledge and agree that the portion of the Purchase Price consisting of shares of Parent Common Stock issuable to the Sellers shall constitute “restricted securities” within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”).  The certificates of Parent Common Stock evidencing the Stock Payment portion of the Purchase Price shall bear the legends set forth in Section 8.7 below.  Each Seller will execute and deliver to Parent an Investor Representation Statement in the form attached hereto as Exhibit C.  It is acknowledged and understood that Parent is relying on the written representations made by each Seller in the Investor Representation Statements.

8.7           Certificate Legends.  The Stock Payment portion of the Purchase Price to be issued by Parent to the Sellers pursuant to this Agreement shall not have been registered and shall be characterized as “restricted securities” under the federal securities laws of the United States of America, including the Securities Act,, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances.  Each certificate evidencing shares of Parent Common Stock issued as all or any portion of the Stock Payment portion of the Purchase Price shall bear the following legend and any additional legends required under any and all applicable laws:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, WITHOUT ANY VIEW TOWARDS RESALE AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE RED MILE ENTERTAINMENT, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.”

8.8                 Compliance with U.S. Securities Laws.  The Sellers each and all agree to comply with all requirements of the federal securities laws of the United States, including but not limited to Regulation FD, insider trading rules, and the requirements under Rule 144.

9.	COVENANTS OF BUYER AND PARENT BEFORE CLOSURE

Operation of the Business of the Buyer and Parent.

Between the date of this Agreement and the completion of Stage 1 of the Contemplated Transaction, Buyer and Parent will ensure that the Buyer and the Parent will:

(a)
conduct the business of the Buyer, the Parent and its subsidiaries only in the ordinary course of business and conduct the business of the Company and its subsidiaries after completion of Stage 1 of the Contemplated Transaction only in the ordinary course of business;

(b)
use all reasonable efforts to preserve intact the business organization of Buyer, Parent and its subsidiaries, keep available the services of the current officers, employees and agents, and maintain relations and goodwill with suppliers, customers, landlords, employees, agents and others having business relationships with the Buyer and the Parent, and after the completion of Stage 1 of the Contemplated Transaction, to use reasonable efforts to achieve the same results for the Company and its subsidiaries; and

(c)
not knowingly or intentionally be in breach or default of any obligation, duty or other matter and, in the event of any breach or default of any obligation, duty or other matter, the Buyer and/or Parent shall use all reasonable efforts to cure each and every such breach or default.

Notice of Certain Events.

Buyer and Parent shall comply with each of the following provisions of this Section 9.2 and will promptly notify Sellers of:

(a) any notice or other communication for any person or entity alleging that the Consent of such person or entity is or may be required in connection with the Contemplated Transactions;

(b) any notice or other communication for any Governmental Body that is or may be required in connection with the Contemplated Transactions;

(c) any Proceedings relating to the Buyer and/or Parent or any Order relating to Buyer and/or Parent that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement; and

(d) any regulatory approvals relating to the Contemplated Transactions.

Buyer and Parent will make all reasonable efforts in good faith to obtain all necessary regulatory consent and approvals regarding the Contemplated Transactions and will keep Sellers informed of all such efforts.

(e)
Litigation.  From the date hereof through to Stage 3 of the Contemplated Transactions, Buyer and Parent shall promptly notify Sellers of any investigations of which any Buyer or Parent has Knowledge or any lawsuits, claims, notices of violation or proceedings that after the date hereof are commenced or, to the Knowledge of the Buyer or Parent and/or its subsidiaries threatened, against the Buyer or Parent.

(f)
Insurance.  From the date hereof through to Stage 3 of the Contemplated Transactions, Buyer and/or Parent shall maintain in force (including necessary renewals thereof) all insurance policies referred to in Section 7.17, except to the extent that they may be replaced with policies or self-insurance determinations appropriate to insure that the assets, properties and business of the Company to the same extent as currently insured.

10.	COVENANTS OF SELLERS, PARENT AND BUYER

Sellers, Parent and Buyer agree that:

Reasonable Best Efforts; Further Assurances.

Subject to the terms and conditions of this Agreement, Sellers, Parent, Buyer and the Company will use their respective reasonable best efforts and act in good faith to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the Contemplated Transactions.

Without limiting the generality of the preceding sentence, after the completion of Stage 1 of the Contemplated Transactions, Buyer will cause the Company to appoint such directors and statutory auditors as may be necessary to ensure that the Company complies at all times with the Company’s obligation under applicable Laws and the Company’s Governing Documents to elect a minimum number of directors and statutory auditors and will promptly take such action as is necessary to have the Company’s registration records updated to reflect any resignations delivered in accordance with Section 2.11.

Certain Filings.

Sellers, Parent, Buyer and the Company will cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any Governmental Body is required, or any Consents are required in connection with the consummation of the Contemplated Transactions, and (b) in taking such actions or making any such filings, furnishing information required in connection with obtaining such Consents and seeking timely to obtain such Consents.

Public Announcements.
Sellers, Parent Buyer and the Company agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement and will not issue any such press release prior to such consultation; provided, however, that, Sellers and the Company shall not issue any public announcement or press release prior to any press release or filing under the federal securities laws by Parent which may be required as a result of the parties entering into this Agreement and/or the performance by Parent of the Contemplated Transactions; and provided, further that with respect to any press releases or public announcements the making of which may be required by any applicable Law, or SEC regulation or any listing agreement with any national securities exchange, then reasonable prior written notice to the other party will suffice.

Confidentiality.

Between the date of this Agreement and until such time as the party providing any confidential, non-public information under this Agreement makes such information public after Closure, the Sellers, Parent, Buyer and the Company will maintain in confidence, and will cause their Representatives to maintain in confidence, and not use to the detriment of any party any information furnished by a party in connection with this Agreement (such information being “Confidential Information”), unless (a) such information is already legally known to such party other than as a result of disclosure thereof under this Agreement or already legally known to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate as determined by the formal written opinion of the independent legal counsel for the party seeking such use and disclosure in making any filing or obtaining any Consent required for the consummation of the Contemplated Transactions, in which case the party desiring to use such information in such manner shall first consult with the party that provided such Confidential Information and allow such party to either publicly disclose such Confidential Information prior to its use in making any filing or obtaining any Consent required for the consummation of the Contemplated Transactions or to legally oppose such disclosure in a court of competent jurisdiction or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceeding; provided, however, that prior to the use of disclosure of such Confidential Information in any such Proceeding, the party seeking to make sure disclosure shall give written notice to and provide a reasonable opportunity to the party’s seeking to protect its Confidential Information to legally oppose such disclosure in such Proceedings.  If the Contemplated Transaction is not consummated, each party will return or destroy as much Confidential Information as the other party may reasonably request.

10.5           Obligations of Buyer and Parent.

The obligations of Buyer and Parent pursuant to this Agreement are subject to the fulfillment, at or before each of the date of this Agreement and for a continuous period of twelve (12) months from the date of completion of Stage 1 of the Contemplated Transaction, unless Stage 3 of the Contemplated Transaction occurs on a date which is after such 12-month period, in which case such obligations shall continue until the completion of Stage 3 of the Contemplated Transaction ( “Fulfillment Period”), of each of the following conditions (all or any of which may be waived in whole or in part by Buyer and Parent in their sole discretion):

a.
Representations and Warranties.  The representations and warranties made by the Company and Sellers in this Agreement and all the disclosure Schedules, shall be true and correct as of the date of this Agreement and as of the closing of Stage 1 of the Contemplated Transaction or, in the case of representations and warranties made as of a specified date earlier than the date of this Agreement, then on and as of such earlier date, except where the failure of such representations and warranties to be true and correct could not reasonably be expected to have a Material Adverse Effect on the Company or the Shares.

b.
Performance.  The Company and the Sellers in all material respects shall have performed and complied with, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by the Company or Sellers at, before and as of the closing of Stage 1 of the Contemplated Transaction.

c.
Confirmation Certificates.  On the date of this Agreement and on the date of Stage 1 of the Contemplated Transaction, the Company and the Sellers shall have delivered to Buyer and Parent: (i) a certificate, dated on each such date and executed by the Sellers and an executive officer of the Company, certifying to the satisfaction of the conditions set forth in Sections 10.5(a) and 10.5(b) above and (ii) a certificate, dated on each such date and executed by the Secretary or any Assistant Secretary of the Company, certifying as to the truth and accuracy of, and attaching copies of the certificate or articles of incorporation, bylaws and all board resolutions adopted in connection with this Agreement, of the Company and its subsidiaries, in each case in a form reasonably satisfactory to Buyer and Parent.

d.
Third Party Consents and Releases.  The consents (or in lieu thereof waivers), including, but not limited to, any releases relating to intellectual property, real estate or otherwise, as listed in any disclosure Schedules provided under this Agreement, shall have been obtained and shall be in full force and effect.

e.
Investor Representation Statement.  Each Seller shall have delivered to Parent a signed Investor Representation Statement in substantially the form attached hereto as Exhibit C and each such Investor Representation Statement shall be and remain in full force and effect.

f.
Financial Statements.  Buyer and Parent shall have received a true and complete copies of: (i) the Company Financial Statements, (ii) the Company Balance Sheet, together with such notes as would be necessary for such reader to understand such balance sheet; and (iii) the unaudited balance sheet and income statement of the Company as of June 30, 2007, and each month thereafter until the date that Buyer and Parent take control of the Company’s Board of Directors pursuant to Section 2.11 of this Agreement after the closing of Stage 1 of the Contemplated Transaction.  All due diligence and audits of the Company and the Sellers shall not contain any materially adverse information relating to the Company and/or the Shares occurring at any time prior to the date that Buyer and Parent take control of the Company’s Board of Directors pursuant to Section 2.11 of this Agreement after the closing of Stage 1 of the Contemplated Transaction.

g.
General Release.  Each Seller and each director, officer and key employee of the Company and its subsidiaries as required by Buyer and Parent shall have executed and delivered a general release, substantially in the form attached hereto as Exhibit D, of any claims against the Company (except as any claim relates to indemnification or employment arrangements between the Company and such individual) in a form reasonably satisfactory to Buyer and Parent.

h.
Resignations.  The directors of the Company and its subsidiaries shall have resigned from such positions, subject to the provisions of Section 2.11 whereby the Parent and the Buyer shall reappoint certain of the directors of the Company to continue to serve on the Board of Directors of the Company after the Closing.

i.	Stockholder Approval. Parent shall have received any required approval by its stockholders of this Agreement and the transactions contemplated hereby.

j.	Repayment of Indebtedness.

All notes or other debt payable to any Seller which are outstanding on the date hereof shall be paid in full by the Company prior to the commencement of Stage 1 of the Contemplated Transaction.  All outstanding obligations to That Game shall be paid in full prior to the commencement of Stage 1 of the Contemplated Transaction.  On or prior to the commencement of Stage 1 of the Contemplated Transaction, all notes or other debt payable to the Kinlock Family Trust (if applicable) which are outstanding on the date hereof and thereof shall be paid in full.

k.           Key Employees and Consultants.  All employees and consultants of the Company and its subsidiaries that are designated by Buyer and Parent to be key employees and/or key consultants of the Company and/or its subsidiaries shall have entered into agreements with the Buyer and Parent in the form attached hereto as Exhibit E to remain employed with or retained by the Company and/or its subsidiaries on such terms and conditions as the Buyer and Parent shall determine.

l.           Assignment of all Rights to Heroes of the Pacific.  Prior to Stage 1 of the Contemplated Transaction, the Company and Ben Byron Palmer shall have caused the Company to be the sole and exclusive owner of all Intellectual Property Rights, including but not limited to all software codes, trademarks and tradenames, with respect to “Heroes Of The Pacific” with no obligations (financial or otherwise) being due or owing as a result thereof to any person or entity.  Ben Byron Palmer and That Game shall have first provided to the Parent with all written evidence of the completed transfer to the Company prior to Stage 1 of the Contemplated Transactions of all Intellectual Property Rights, including but not limited to all software codes, trademarks and tradenames, with respect to “Heroes Of The Pacific” with no other obligations (financial or otherwise) being due or owing as a result thereof to any person or entity whatsoever.  The foregoing actions of Ben Byron Palmer and That Game shall include but not be limited to the following: (i) the License Agreement between That Game and IRGI, dated October 2003, shall be terminated prior to Stage 1 of the Contemplated Transaction, (ii) the “Relationship Deed between IRGI and That Game,” dated February 6, 2004, shall be terminated prior to Stage 1 of the Contemplated Transaction and no amounts shall be due or owning under that agreement, (iii) the License Agreement between That Game and IRGI, dated February 6 2004, shall be terminated prior to Stage 1 of the Contemplated Transaction, and (iv) Ben Byron Palmer and That Game shall execute a written release of the Company from any and all claims under the aforementioned agreements to confirm that no obligations remain thereunder prior to Stage 1 of the Contemplated Transaction.

m.           Governmental Grant.  Any funds received or to be received by the Company from any entity affiliated with the Australian government and/or any agency thereof shall be a non-recourse grant, which amount has no repayment or interest obligations relating thereto.

10.6           Obligations of Sellers.  The obligations of Sellers pursuant to this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in the sole discretion of the Sellers’ Representative):

           (a) Representations and Warranties.  The representations and warranties made by Buyer and Parent in this Agreement, shall be true and correct on and as of the date of this Agreement, the date of Stage 1 of the Contemplated Transactions, the date of Stage 2 of the Contemplated Transactions and the date of Stage 3 of the Contemplated Transactions or, in the case of representations and warranties made as of a specified date earlier than the date of this Agreement, on and as of such earlier date, except where the failure of such representations and warranties to be true and correct could not reasonably be expected to have a material adverse effect on the Buyer or Parent.

(b) Performance.  Buyer and Parent in all material respects shall have performed and complied with, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer and parent at or before the Closure.

           (c) Officers’ Certificates.  Buyer and Parent shall have delivered to Sellers a certificate, dated the date of Stage 1 of the Contemplated Transaction and executed by any proper officer of each of Buyer and Parent, certifying as to the satisfaction of the conditions set forth in Sections 10.6(a) and 10.6(b) above.

10.7           Fulfillment of Conditions.  Each part will use its best efforts to satisfy each condition to the obligations contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.  Each party shall give prompt written notice to each other party of any event, condition or circumstance occurring from the date hereof through the Closure that would cause the representations and warranties contained in this Agreement to become untrue in any material respect or that would constitute a material violation or breach of this Agreement.  Any disclosure made pursuant to this Section 10.7 shall not be deemed to amend or supplement this Agreement or any of the disclosure Schedules hereto, nor to prejudice any right of a party to a claim for indemnity under this Agreement and/or to pursue all legal remedies against the other parties, nor to prevent or cure any misrepresentation or breach of this Agreement.  Notwithstanding the foregoing, the delivery of any written notice pursuant to this Agreement shall not (a) constitute an admission that such an event has occurred or (b) limit or otherwise effect any remedies or defenses available to the parties to this Agreement.

11.	INDEMNIFICATION; REMEDIES

Survival of Representations, Warranties and Covenants.

The representations and warranties of Sellers, Parent or Buyer contained in this Agreement will survive Stage 1 of the Contemplated Transaction and consummation of the Contemplated Transactions, subject to the limitations contained in this Section 11 and Section 12.

11.2           Indemnification by the Parties.

Subject to the provisions of this Section, Sellers will indemnify and hold harmless Buyer, Parent and each of their respective Affiliates (including for this purpose the Company) and their respective officers, directors, employees, agents, successors and assigns from and against any and all Liabilities, costs, losses, damages, fines, penalties, Taxes, judgments, amounts paid in settlement, lawsuits, deficiencies, claims and expenses (including reasonable fees and disbursements of attorneys and other professionals, including third-party consultants and, to the extent allowable at Law, medical monitoring costs and expenses) of every kind and nature (collectively, “Damages”) incurred in connection with, arising out of, resulting from or incident to any breach of a representation, warranty, covenant or agreement of Sellers and/or the Company and/or its subsidiaries made in or under this Agreement. Subject to the provisions of this Section, Buyer and Parent will indemnify, defend and hold harmless Sellers and their respective successors and assigns from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to any breach of a representation, warranty, covenant or agreement made by Buyer and/or Parent in or under this Agreement.

[INTENTIONALLY OMITTED].

Procedure for Claims.
A party entitled to indemnification under this Section (an “Indemnified Party”) must give the person obligated to indemnify under such Section (an “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Damages or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Section.

Failure to give any such Indemnification Claim Notice will not constitute a waiver of any right to indemnification or reduce in any way the indemnification available hereunder, except to the extent such failure to notify directly increases the amount to be indemnified hereunder.  Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Damages (to the extent that the nature and amount of such Damages are known at such time).  The Indemnified Party must furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Damages.

Procedure for Indemnification - Defense of Third-party Claims.

Promptly after receipt by an Indemnified Party of notice of the assertion of a third-party claim, including any Governmental Body claim, against it, the Indemnified Party will, if a claim is to be made against an Indemnifying Party, give notice to the Indemnifying Party of the assertion of such claim.  The Indemnifying Party will have 15 days after receipt of the notice to elect to defend the claim with the Indemnified Party’s cooperation, and if the Indemnifying Party so elects, the Indemnified Party will undertake, through counsel chosen in consultation with the Indemnifying Party and at the expense of the Indemnifying Party, the settlement or defense thereof; provided, however, that any such settlement will be subject to the consent of the Indemnifying Party, which consent will not be unreasonably withheld.  If the Indemnifying Party does not notify the Indemnified Party within 15 days after receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that the Indemnifying Party elects to defend the claim with the Indemnified Party’s cooperation, or the Indemnifying Party ceases to reasonably contest such claim in good faith, the Indemnified Party will have the right to contest, settle or compromise the claim in its exclusive discretion at the expense of the Indemnifying Party.  Nothing contained in this Section 11.5 will be construed as a limitation of the right of any party to indemnification under this Agreement.

Limitations on Amount and Time.

Neither Sellers, Parent nor Buyer will be liable for any Damages pursuant to claims arising under this Agreement based upon the breach or violation of any representation or warranty or any covenant or Agreement until the aggregate amount of such Damages exceeds $50,000 and then only for the amount by which the aggregate amount of such Damages exceeds $50,000; provided, however, that no party shall be liable to the other parties for any Damages which exceed the Purchase Price amount of $5,500,000.00; and provided, further, that (i) in the event of a breach of this Agreement by the Company or the Sellers in which the Parent or Buyer terminates this Agreement, then each Seller shall only be liable to repay to the Parent and the Buyer the amount of the Purchase Price consideration that each Seller has received under this Agreement as of the date of such termination of this Agreement; and (ii) in the event of a breach of this Agreement by the Company or the Sellers in which the Parent or Buyer does not terminate this Agreement, then each Seller shall only be liable up to the portion of the Purchase Price which such Seller is entitled to receive under this Agreement, with each Seller being obligated to repay to the Parent and the Buyer the sum of (A) the amount of the Purchase Price consideration that each Seller has received under this Agreement and (B) the waiver by each Seller or any other portions of the Purchase Price which each Seller is entitled to receive under this Agreement.

Any right for indemnification shall be exercised not later than the first anniversary of the completion of Stage 3 of the Contemplated Transaction Date; provided, however, that with respect to any proceedings related to any Taxes or any matter which can be shown to have resulted from the willful or knowing failure of a party to make any required disclosure required under this Agreement which could have resulted in the avoidance, in whole or substantial part, of such Damages, then the right of indemnification under this Section 11 and Section 12.2 shall be exercisable throughout the statute of limitations period relating thereto by the party that reasonably believes it will incur Damages as a result thereof.  Sellers will not be liable for any Damages (A) pursuant to claims arising under this Agreement if the breach or violation of the representation or warranty giving rise to the claim is disclosed in writing to the Buyer and Parent in reasonable detail in a Schedule attached to this Agreement, (B) caused by any action of Buyer or Parent, or (C) arising from or in connection with any change of any Law.

12.	TAX MATTERS

Cooperation and Exchange of Information.

(a)
Buyer, Parent and Sellers and their respective Affiliates will reasonably cooperate in the preparation of all Tax Returns or amendments thereto and any audit, or other examination, or any judicial or administrative Proceeding relating to Taxes.

(b)
Prior to Closure, Sellers will provide or cause the Company to provide timely notice to Buyer and Parent in writing of any pending or proposed audit or assessment with respect to Taxes.  Prior to Closure, Sellers will extend reasonable efforts to procure that Buyer and Parent are given reasonable opportunity to take part in all Tax audits and all meetings with any Taxing authority in the context of Tax audits, disputes and Tax assessments, and to present its position to any Taxing authority in writing. The Company will furnish Buyer and Parent with copies of all relevant correspondence received from any Taxing authority in connection with any Tax audit

Survival.
The covenants and agreements of the parties contained in this Section and the representations and warranties contained in this Agreement will remain in full force and effect notwithstanding Closure.

Expenses.
Each party will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its attorneys, accountants and Representatives.

Notices.
All notices, consents, waivers and other communications under this Agreement will be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a party may designate by notice to the other party in conformity with this Section):

If to Buyer and/or Parent:

Attention: Ben Zadik
Address:  Red Mile Entertainment, Inc.
4000 Bridgeway, Suite 101
Sausalito, California  94965
Tel: 415-339-4243
Fax: 415-339-4249

If to Sellers:

Nathan Eric Murphy
Address: Unit 2, 14 Collins Close
Keilor East, Victoria Australia 3033
Tel:              613 9336 0097
Fax:              N/A
Email: nmurphy@unlimtedmail.org

Michael Thomas Fegan
Address: 5 Caroline Street South,
South Yarra Victoria, Australia3141
Tel:           +613 9821 4491
Fax:           N/A
Email: mike@thefegans.com

Andrew Geoffrey Niere
Address: 22 Liardet Street
Port Melbourne, Victoria Australia  3207
Tel:           +613 9646 5031
Fax:           N/A
Email: andrewniere@optusnet.com.au

Craig Philip Laughton
Address: 2/743 Nepean Hwy
Brighton East, Victoria Australia 3187
Tel:              +613 9593 2078
Fax:              N/A
Email: claughton@novell.com

Ben Byron Palmer
Address: 1 Ballarat Street, Brunswick
Victoria, Australia 3056
Tel:              +613 9387 2824
Email: benp@thatgame.com

Ian George Cunliffe
Address: 146 Faraday Street
Carlton, Victoria, Australia 3053
Tel:              +613 9348 0908
Email:           ian.cunliffe@nwmelb.com.au

Votraint No. 651 PTY LTD.
Address: 146 Faraday Street
Carlton, Victoria, Australia 3053
Tel:              +613 9348 0908
Email:           ian.cunliffe@nwmelb.com.au

Incorporation of Schedules and Exhibits.

The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

Entire Agreement and Modification.

This Agreement supersedes all prior agreements among the parties with respect to its subject matter (including the Non-disclosure Agreement between Parent and Sellers dated 19 April 2006 as may be amended or extended) and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the Agreement between the parties with respect to its subject matter.  This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the party against whose interest the modification will operate.

Severability.

If a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Assignments, Successors, and No Third Party Rights.

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party.  Nothing expressed or referred to in this Agreement will be construed to give any person or entity, other than the parties to this Agreement, any legal right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee pursuant to this Section 12.8.

Waiver.

Neither any failure nor any delay by a party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

Governing Law and Jurisdiction; Non-Binding Arbitration or Mediation.

This Agreement will be governed by and construed under the laws of the State of Delaware, United States of America, without regard to conflicts of laws principles that would require the application of any other law, with all proceedings of any type under this Agreement being conducted in a court of competent jurisdiction located in the State of California, United States of America, with all the parties to this Agreement agreeing to personal jurisdiction and venue in such court.  Prior to any party to this Agreement filing for any legal action in a court of law as provided in the preceding sentence, the parties agree to use their good faith efforts to attempt to resolve any dispute between them by engaging in non-binding arbitration or mediation at the Law Institute of Victoria located in Australia.  In the event the parties nevertheless thereafter engage in litigation in a court of competent jurisdiction located in the State of California, United States of America, then the non-prevailing party in such litigation shall reimburse the prevailing party for all costs and expenses incurred by the prevailing party in such litigation, including reasonable attorneys fees.

Counterparts; Language.

This Agreement may be executed in one or more counterparts.  All matters and proceedings under this Agreement shall be conducted in the English language.

13.	TERMINATION

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)           at any time before Stage 1 of the Contemplated Transaction, by Sellers, Parent or Buyer, in the event that any Order or law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, upon notice to the non-terminating party by the terminating party;

 (b)           at any time before the completion of Stage 1 of the Contemplated Transaction, by Sellers, by notice to Buyer and Parent, in the event of a breach of this Agreement by Buyer or Parent which if uncured would cause one or more of the conditions to Closure set forth in this Agreement not to be satisfied and which remains uncured for ten (10) Business Days after written notice thereof is given to Buyer and Parent by the Sellers; or

(c)           at any time before the completion of Stage 1 of the Contemplated Transaction, by Buyer or Parent, by notice to Sellers, in the event of a breach of this Agreement by Sellers or the Company or its subsidiaries which if uncured would cause one or more of the conditions to Closure set forth in this Agreement not to be satisfied and which remains uncured for ten (10) Business Days after notice thereof is given to Sellers by Buyer or Parent.

(d)           In the event this Agreement is terminated by the Sellers due to a breach by the Buyer and/or the Parent to make the First Cash Payment, the Stock Payment, the Second Cash Payment and/or the Third Cash Payment pursuant to the terms of this Agreement, and in the event such breach is not cured by the Buyer and/or the Parent within ten (10) Business Days of the date of receipt by Buyer and Parent of written notice thereof from the Sellers, then the Sellers shall have the option (the “Option”) to repurchase all of the Shares of the Company from the Parent and the Buyer for a purchase price in United States Dollars equal to the result of (i) all amounts loaned by the Parent or the Buyer to the Company, (ii) the value of the shares of Parent Common Stock issued to the Sellers under this Agreement; (iii)  all amounts paid by the Parent and/or the Buyer to the Sellers under this Agreement in respect of the First Cash Payment, Second Cash Payment or Third Cash Payment, minus a liquidated damages amount of Two Hundred Thousand United States Dollars ($200,000), with such resulting Option exercise amount being paid by the Sellers to Parent in cash by wire transfer of immediately available funds within sixty (60) calendar days after the expiration of such cure period.  In the event such Option exercise price is not paid in full by the Sellers to the Parent within such sixty (60) calendar day exercise period, then the Option shall become null and void.  In the event the Sellers exercise the Option in full and in a timely manner, then the parties further agree for the current contracts between Parent and the Company as listed in Exhibit F hereto for which the Company has performed all work at cost with no profit for the benefit of Parent or Buyer as shown in detail by the costs and billings attached to Exhibit F hereto, which costs and billings shall be subject to audit and confirmation by an independent  third-party auditor (the “At-Cost Contracts”), the Parent or the Buyer shall pay to the Company an amount equal to (i) the lowest profit margin charged during that same period of time by the Company to third-parties other than the Parent multiplied by billings attached to Exhibit F hereto for the At-Cost Contracts minus (ii) a credit in the amount of US$200,000.00 from the Company to the Parent to be applied by the Parent against any amounts due in the immediately preceding clause (i), with the amount of such credit being equal to the prior payments by Parent to the Company for the 21 shares of common stock of the Company owned by Parent prior to the date of this Agreement.

14.	GOVERNMENTAL CLAUSES.

The Sellers have represented to the Buyer and the Parent that the following provisions are required to be contained in this Agreement and adhered to by the parties in order for the Company to be eligible to receive a grant from governmental agencies in Australia, and as a result thereof, the parties hereby agree to the following provisions, subject to all other provisions of this Agreement; provided, however, that in the event any or all of the following clauses are not required by governmental agencies to be contained in this Agreement nor adhered to by the parties, then each such clause shall be deemed to be null, void and as if such provisions were never part of this Agreement, without any further action by any of the parties:

(a)           The Company shall own any IP it develops and be able to exploit this IP to its own benefit;

(b)           The Company shall be able to license games or its technology to other developers;

(c)           The Company shall be able to bid for its own contracts to build games for Parent;

(d)           The Company shall be able to bid for its own contracts to build games for all other global publishers;

(e)           The Company shall be self sustaining and be able to fund its own activities as well as grow its operations;

(f)           The Company shall be able to undertake sales and marketing activities regarding its expertise globally;

(g)           The Company shall be able to undertake sales and marketing activities on behalf of the Parent for the Asia Pacific region;

(h)           The Company shall work together with Parent where possible to achieve growth of the consolidated group consisting of the Company and Parent;

(i)           The Company shall maintain a management structure in Australia;

(j)           The Company shall maintain employment of personnel in Australia; and

(k)           The Company shall operate independently and employ additional people as required.

[Remainder of this page intentionally left blank; signature page follows.]

IN WITNESS OF THIS AGREEMENT, the parties have executed this Agreement by their duly authorized officers as of the date first above written.

RED MILE ENTERTAINMENT, INC.,
a Delaware corporation

By: _______________________________
Name:  _______________________________
Title:  _______________________________

RED MILE ENTERTAINMENT PTY LTD
an Australian corporation

By:  _______________________________
Name:  _______________________________
Title:  _______________________________

IR GURUS PTY LTD

By:  _______________________________
Name:  _______________________________
Title:  _______________________________

SELLERS:

/s/
CRAIG PHILIP LAUGHTON

/s/
NATHAN ERIC MURPHY

/s/
MICHAEL THOMAS FEGAN

/s/
ANDREW GEOFFREY

/s/
BEN BYRON PALMER

/s/
IAN GEORGE CUNLIFFE

/s/
VOTRAINT No 651 PTY LTD